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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
INTERACTIVE BROKERS GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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INTERACTIVE BROKERS GROUP, INC.
One Pickwick Plaza
Greenwich, Connecticut 06830

May 28, 2008

Dear Stockholder:

        You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Interactive Brokers Group, Inc. We will hold the meeting on Tuesday, July 8, 2008 at 9:30 a.m., Eastern Time, at l'escale Restaurant, 500 Steamboat Road, Greenwich, CT 06830. We hope that you will be able to attend.

        Details regarding admission to the meeting and the business to be conducted are described in the Notice of Internet Availability of Proxy Materials you received in the mail and in this proxy statement. We have also made available a copy of our 2007 Annual Report with this proxy statement. We encourage you to read our Annual Report. It includes our audited financial statements and provides information about our business and products.

        This year, new Securities and Exchange Commission rules allow companies to furnish proxy materials to their stockholders on the Internet. We are pleased to take advantage of these new rules and believe that they enable us to provide you with the information you need, while making delivery more efficient and more environmentally friendly. In accordance with these new rules, we have sent a Notice of Internet Availability of Proxy Materials to each of our stockholders providing instructions on how to access our proxy materials and 2007 Annual Report over the Internet.

        Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted.

Sincerely,

Thomas Peterffy Chief Executive Officer, President and Chairman of the Board of Directors

INTERACTIVE BROKERS GROUP, INC.
One Pickwick Plaza
Greenwich, Connecticut 06830

Notice of 2008 Annual Meeting of Stockholders

TIME AND DATE	9:30 a.m., Eastern Time, on Tuesday, July 8, 2008
PLACE	l'escale Restaurant, 500 Steamboat Road, Greenwich, CT 06830
ITEMS OF BUSINESS	• To elect seven directors to the Board of Directors to serve until the annual stockholders' meeting in 2009, and until their respective successors have been elected and qualified.
• To approve our 2007 Stock Incentive Plan.
• To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2008.
• To transact such other business as may properly come before the Annual Meeting.
ADDITIONAL INFORMATION	Additional information regarding the items of business to be acted on at the Annual Meeting is included in the accompanying Proxy Statement.
RECORD DATE	The record date for the determination of the stockholders entitled to vote at the Annual Meeting, or any adjournments or postponements thereof, is the close of business on May 16, 2008.
INSPECTION OF LIST OF STOCKHOLDERS OF RECORD
A list of the stockholders of record as of May 16, 2008 will be available for inspection at the Annual Meeting, and for ten days prior to the Annual Meeting, during ordinary business hours at our offices at One Pickwick Plaza, Greenwich, CT 06830. Please contact our Corporate Secretary at 203-618-8046 if you wish to inspect the list of stockholders prior to the Annual Meeting.
PROXY VOTING
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice you received in the mail, the section entitled Questions and Answers beginning on page 3 of this proxy statement or, if you requested to receive printed proxy materials, your enclosed proxy card.

Important Notice of Internet Availability of Proxy Materials for the Stockholder Meeting
to be Held on July 8, 2008. The Proxy Statement and our 2007 Annual Report are available at www.edocumentview.com/IBKR.

By Order of the Board of Directors,

Paul J. Brody Chief Financial Officer, Treasurer and Secretary
May 28, 2008

TABLE OF CONTENTS

INTRODUCTION	1
VOTING INSTRUCTION AND INFORMATION	1
Why did I receive a Notice regarding the Availability of Proxy Materials?	1
Who can vote at the Annual Meeting?	2
Who is and is not a stockholder of record?	2
What do I need to do to attend the Annual Meeting?	2
How do I request paper copies of the proxy materials?	3
How do I vote?	3
How can I revoke my proxy or substitute a new proxy or change my vote?	4
How can I obtain an additional proxy card?	4
If I submit a proxy by Internet, telephone or mail, how will my shares be voted?	5
If I hold my shares in "street name" and do not provide voting instructions, can my broker still vote my shares?	5
What vote is required for a director to be elected, the 2007 Stock Incentive Plan to be approved or the appointment of Deloitte & Touche LLP to be ratified?	5
How many votes are required to transact business at the Annual Meeting?	6
How do I obtain more information about the Company?	6
Who pays for the expenses of this proxy solicitation?	6
ITEM 1. ELECTION OF DIRECTORS	7
Nominees for Election to our Board	7
Directors' Recommendation	9
Board Meetings and Committees	9
Audit Committee	9
Audit Committee Report	10
Director Independence	10
Compensation Committee	10
Compensation Committee Report	11
Nominating and Corporate Governance Committee	11
Nominating and Corporate Governance Committee Report	11
Summary of Board Membership and Number of Committee Meetings	12
Compensation Committee Interlocks and Insider Participation	12
IBG LLC Steering Committee	12
Communication with the Board of Directors	12
Compensation Discussion and Analysis	13
Executive Compensation	17
Beneficial Ownership of Directors, Executive Officers and Owners of More Than Five Percent	21
Certain Relationships and Related Transactions	23
ITEM 2. APPROVAL OF THE 2007 STOCK INCENTIVE PLAN	29
Description of the Plan	29
Directors' Recommendation	32
ITEM 3. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	33
Fees Paid to Independent Registered Public Accounting Firm	33
Directors' Recommendation	33
OTHER MATTERS	34
Section 16(a) Beneficial Ownership Reporting Compliance	34
Other Business	34
Stockholder Proposals for 2009 Annual Meeting of Stockholders	34
Stockholder Recommendations for Director Candidates	34
Important Notice Regarding Delivery of Stockholder Documents	35
EXHIBIT A—2007 STOCK INCENTIVE PLAN	A-1

INTERACTIVE BROKERS GROUP, INC.
One Pickwick Plaza
Greenwich, Connecticut 06830

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
July 8, 2008

INTRODUCTION

        This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors (the "Board") of Interactive Brokers Group, Inc., a Delaware corporation, to be used at our 2008 Annual Meeting of Stockholders (the "Annual Meeting") on Tuesday, July 8, 2008 at 9:30 a.m., Eastern Time, and at any adjournments or postponements of the Annual Meeting. This Proxy Statement and the accompanying form of proxy are first being made available on or about May 28, 2008.

        When we use the terms "Company," "we," "us" and "our," we mean Interactive Brokers Group, Inc., a Delaware corporation, and its consolidated subsidiaries.

VOTING INSTRUCTION AND INFORMATION

Why did I receive a Notice regarding the Availability of Proxy Materials?

        In accordance with new Securities and Exchange Commission ("SEC") rules, instead of mailing a printed copy of our proxy materials, we may now send a Notice of Internet Availability of Proxy Materials (the "Notice") to stockholders. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or to request a printed set of these materials at no charge. You will not receive a printed copy of the proxy materials unless you specifically request one. Instead, the Notice instructs you as to how you may access and review all of the important information contained in the proxy materials via the Internet and submit your vote via the Internet or telephonically.

        In addition, you may request to receive future proxy materials on an ongoing basis (i) electronically by e-mail or (ii) in printed form by mail. Choosing to receive future proxy materials by e-mail will save the Company the cost of printing and mailing documents to stockholders and will reduce the impact of annual meetings on the environment. Your election to receive proxy materials by e-mail or by mail will remain in effect until you terminate it.

Who can vote at the Annual Meeting?

        You are entitled to vote your shares of Class A common stock, par value $0.01 per share (the "Common Stock"), of the Company if you were a stockholder at the close of business on May 16, 2008, the record date for the Annual Meeting. At the close of business on the record date, 40,602,414 shares of Common Stock were outstanding. The 2,668,409 issued but not outstanding shares of Common Stock held by the Company on the record date pursuant to the Company's stock incentive plan will not be voted at the Annual Meeting. In addition, 100 shares of Class B common stock, par value $0.01 per share (the "Class B Common Stock"), of the Company were outstanding. All of the outstanding shares of Class B Common Stock are held of record by IBG Holdings LLC, an entity controlled by Thomas Peterffy, our founder, chairman and chief executive officer, through his ownership of the voting membership interests in IBG Holdings LLC.

        The holders of the Common Stock and the Class B Common Stock will vote together as a single class on each of the proposals described in this proxy statement. The holder of each share of the Common Stock is entitled to one vote per share. Pursuant to our Amended and Restated Certificate of Incorporation, the holder of each share of the Class B Common Stock is entitled to 3,575,612 votes (that number equal to the number of membership interests in IBG LLC, the holding company for our businesses, such holder held on the record date divided by 100). Accordingly, IBG Holdings LLC, as the sole holder of the Class B Common Stock, is expected to be entitled to approximately 357,561,194 votes in the aggregate, or approximately 89.8% of all votes eligible to be cast at the Annual Meeting.

        As of May 16, 2008, our directors and executive officers beneficially owned an aggregate of approximately 42,409 shares of Common Stock, constituting approximately 0.10% of the Common Stock outstanding as of such date and approximately 0.01% of all votes eligible to be cast at the Annual Meeting. It is expected that such directors and executive officers will vote or direct the vote of all shares of Common Stock held or owned by such persons, or over which such persons have voting control, in favor of the proposals described in this proxy statement. It also is expected that IBG Holdings LLC will vote its shares of Class B Common Stock, expected to constitute approximately 89.8% of all votes eligible to be cast at the Annual Meeting, in favor of the proposals. Accordingly, the voting power of IBG Holdings LLC alone is sufficient to assure the approval of the proposals. See "Beneficial Ownership of Directors, Executive Officers and Owners of More Than Five Percent."

Who is and is not a stockholder of record?

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  If you hold shares of Common Stock registered in your name at our stock transfer agent, Computershare Stockholder Services, Inc. ("Computershare"), you are a stockholder of record.

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  If you hold shares of Common Stock indirectly through a broker, bank or similar institution, you are not a stockholder of record, but instead hold in "street name."

        If you are a stockholder of record, Computershare is sending these proxy materials to you directly. If you hold shares in street name, these materials are being sent to you by the bank, broker or similar institution through which you hold your shares.

What do I need to do to attend the Annual Meeting?

        All stockholders must bring an acceptable form of identification, such as a driver's license, in order to attend the Annual Meeting in person.

        In addition, if you hold shares of Common Stock in "street name" and would like to attend the Annual Meeting, you will need to bring an account statement or other acceptable evidence of ownership of shares as of the close of business on May 16, 2008, the record date for the Annual Meeting.

How do I request paper copies of the proxy materials?

        If you received a Notice by mail, you will not receive paper copies of the proxy materials in the mail unless you request them.

        Instead, the Notice instructs you on how to access and read the Proxy Statement and Annual Report and how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of the materials, please follow the instructions on the Notice for requesting the materials, and we will promptly mail the materials to you.

How do I vote?

        You may vote using any of the following methods:

  •
  Telephone.

        If you are located within the United States or Canada, you can vote your shares by telephone by calling the toll-free telephone number printed on the Notice, on your proxy card, or in the instructions that accompany your proxy materials, as applicable, and following the recorded instructions. You will need the control number printed on the Notice, on your proxy card, or in the instructions that accompany your proxy materials, as applicable. Telephone voting is available 24 hours a day and will be accessible until 9:30 a.m. EST on July 8, 2008. The telephone voting system has easy to follow instructions and allows you to confirm that the system has properly recorded your vote. If you vote by telephone, you do NOT need to return a proxy card or voting instruction form. If you are an owner in street name, please follow the instructions that accompany your proxy materials.

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  Internet.

        You can also choose to vote your shares by the Internet. You will need the control number printed on your Notice, on your proxy card, or in the instructions that accompany your proxy materials, as applicable. The web site for Internet voting is listed on your Notice, proxy card, or in the instructions that accompany your proxy materials. Internet voting is available 24 hours a day and will be accessible until 9:30 a.m. EST on July 8, 2008. As with telephone voting, you will be able to confirm that the system has properly recorded your vote. If you vote via the Internet, you do NOT need to return a proxy card or voting instruction form.

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  Mail.

        If you are a holder of record and received printed copies of the materials by mail, you may choose to vote by mail. Simply mark your proxy card, date and sign it, and return it in the postage-paid envelope that we included with your materials. If you hold your shares through a bank or brokerage account, please complete and mail the voting instruction form in the envelope provided. The Internet and telephone voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. We have been advised that the Internet and telephone voting procedures that have been made available to you are consistent with the requirements of applicable law. Stockholders voting by Internet or telephone should understand that, while we and Computershare do not charge any fees for voting by Internet or telephone, there may nevertheless be costs, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

  •
  Ballot at the Annual Meeting.

        You may also vote by ballot at the Annual Meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting. All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return a proxy card but do not give voting instructions, the shares represented by that proxy card will be voted as recommended by the Board of Directors.

        The Internet and telephone voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. We have been advised that the Internet and telephone voting procedures that have been made available to you are consistent with the requirements of applicable law. Stockholders voting by Internet or telephone should understand that, while we and Computershare do not charge any fees for voting by Internet or telephone, there may nevertheless be costs, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

How can I revoke my proxy or substitute a new proxy or change my vote?

        You can revoke your proxy or substitute a new proxy or change your vote before your proxy is voted at the Annual Meeting.

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  If your shares are held in street name through a broker, bank, trust or other nominee, you may revoke any proxy that you previously granted or change your vote at any time prior to 11:59 p.m. (EST) on July 7, 2008, by entering your new vote electronically via the Internet at www.proxyvote.com using the account, control and pin numbers that you previously used or telephonically using the number indicated on your Voting Instruction Form. If you desire to change your vote by mail, you must first request paper copies of the materials and mail your new Voting Instruction Form using the prepaid return envelope provided. However, your new instructions must be received before the close of business on July 7, 2008.

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  If you hold your shares directly in your name as a stockholder of record, you may revoke any proxy that you have previously granted or change your vote at any time prior to 11:59 p.m. (EST) on July 7, 2008, by entering your new vote via Computershare's electronic voting system at www.envisionreports.com/IBKR or telephonically by calling the number on the Notice using the account, control and pin numbers on the Notice and/or proxy card, located within the shaded bar. Computershare must receive your mailed proxy card no later than close of business on July 7, 2008, in order to capture your revised voting instruction.

  •
  You may also revoke your proxy or change your vote at any time prior to the final tallying of votes by:

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  delivering a written notice of revocation to Paul J. Brody, the Secretary of the Company, at Interactive Brokers Group, Inc., One Pickwick Plaza, Greenwich, CT 06830;

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  executing and delivering to the Corporate Secretary a later-dated proxy; or

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  attending the meeting and voting in person.

How can I obtain an additional proxy card?

        If you lose, misplace or otherwise need to obtain a proxy card, and:

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  you are a stockholder of record (see Who is and is not a stockholder of record?), contact Computershare at 1-800-662-7232; or

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  you hold your shares of Common Stock in street name and, therefore, are not a stockholder of record, contact your bank, broker or account representative.

If I submit a proxy by Internet, telephone or mail, how will my shares be voted?

        If you properly submit your proxy by one of these methods, and you do not subsequently revoke your proxy, your shares of Common Stock will be voted in accordance with your instructions.

        If you sign, date and return your proxy card but do not give voting instructions, your shares of Common Stock will be voted as follows: FOR the election of our director nominees, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2008, FOR the approval of our 2007 Stock Incentive Plan (the "Stock Incentive Plan") and otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before the Annual Meeting.

If I hold my shares in "street name" and do not provide voting instructions, can my broker still vote my shares?

        Brokerage firms have authority to vote clients' unvoted shares on some "routine" matters. When a brokerage firm votes its clients' unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting. A brokerage firm cannot vote clients' unvoted shares on non-routine matters, which results in a broker non-vote. A broker non-vote will be treated as not being entitled to vote on the proposal. For proposals that require a majority of votes voting on the proposal to be approved (such as the stockholder proposals), a broker non-vote will not be counted for purposes of determining whether the proposal has been approved.

        The Company's proposal to elect directors is considered a routine matter, but the stockholder proposals are not.

What vote is required for a director to be elected, the 2007 Stock Incentive Plan to be approved or the appointment of Deloitte & Touche LLP to be ratified?

        Election of Directors.    You may vote FOR or AGAINST any or all director nominees or you may ABSTAIN as to one or more director nominees. A majority of the votes cast FOR or AGAINST the election of a director nominee must be voted FOR the director nominee in order for the director nominee to be elected. A vote to ABSTAIN is not treated as a vote FOR or AGAINST and thus will have no effect on the outcome of the vote. A director nominee who fails to receive a majority of FOR votes will be required to tender his or her resignation to our Board for consideration.

        2007 Stock Incentive Plan.    You may vote FOR or AGAINST the approval of the 2007 Stock Incentive Plan or you may ABSTAIN. A majority of the votes cast FOR or AGAINST approval must be voted FOR approval for it to pass. A vote to ABSTAIN is not treated as a vote FOR or AGAINST and thus will have no effect on the outcome of the vote.

        Ratification of the Appointment of Independent Auditors.    You may vote FOR or AGAINST the ratification of the appointment of our independent registered public accounting firm or you may ABSTAIN. A majority of the votes cast FOR or AGAINST ratification must be voted FOR ratification for it to pass. A vote to ABSTAIN is not treated as a vote FOR or AGAINST and thus will have no effect on the outcome of the vote.

        Broker Non-Vote.    A failure by your broker to vote your shares of Common Stock when you have not given voting instructions will have no effect on the outcome of the vote on discretionary matters, i.e., the election of directors, the approval of the 2007 Stock Incentive Plan, the ratification of the independent public registered accounting firm. A "broker non-vote" occurs when you do not provide the broker with voting instructions on non-discretionary matters and the broker cannot vote your shares on these matters. Because the affirmative vote of a majority of the outstanding shares is necessary to approve each stockholder proposal, a broker non-vote will have the effect of a vote AGAINST that proposal.

How many votes are required to transact business at the Annual Meeting?

        A quorum is required to transact business at the Annual Meeting. The presence of IBG Holdings LLC, as the sole holder of the Class B Common Stock, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are treated as present for quorum purposes.

How do I obtain more information about the Company?

        A copy of our 2007 Annual Report is available on the website www.edocumentview.com/IBKR and a copy of the 2007 Stock Incentive Plan (the "Plan") is attached to this Proxy Statement as Annex A. You may obtain, free of charge, a copy of our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and the charters for our Audit, Compensation and Nominating and Corporate Governance Committees by writing to: Interactive Brokers Group, Inc., One Pickwick Plaza, Greenwich, CT 06830, Attn: Investor Relations; e-mail: investor-relations@interactivebrokers.com. All of these documents are also available on our website at http://investors.interactivebrokers.com.

Who pays for the expenses of this proxy solicitation?

        We will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the Annual Meeting. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers or employees of the Company telephonically, electronically or by other means of communication. Our directors, officers and employees will receive no additional compensation for any such solicitation. We will reimburse brokers and other similar institutions for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules.

ITEM 1.    ELECTION OF DIRECTORS

        Our Board presently consists of seven directors. All of our directors are elected annually for a one-year term expiring at the Annual Meeting of Stockholders in the following year. Each director will hold office until his or her successor has been elected and qualified or until the director's earlier resignation or removal.

        In identifying and recommending nominees for positions on our Board, our Nominating and Corporate Governance Committee places emphasis on the following criteria, among others:

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  judgment, character, expertise, skills and knowledge useful to the oversight of our business;

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  diversity of viewpoints, backgrounds and experiences;

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  business or other relevant experience; and

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  the extent to which the interplay of the nominee's expertise, skills, knowledge and experience with that of other members of our Board will build a board that is effective, collegial and responsive to the needs of the Company.

        Our Nominating and Corporate Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the Committee to recommend them to our Board, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of our Board. Our Nominating and Corporate Governance Committee evaluates possible candidates in detail, and suggest individuals to explore in more depth. Once a candidate is identified for serious consideration, the Chairman of our Board enters into a discussion with that candidate.

Nominees for Election to our Board

        At the Annual Meeting, our stockholders will be asked to elect the seven director nominees set forth below for a one-year term expiring in 2009. While our Board does not anticipate that any of the director nominees will be unable to stand for election as a director nominee at the Annual Meeting, if that occurs, proxies will be voted in favor of such other person or persons who are recommended by our Nominating and Corporate Governance Committee and designated by our Board.

        All of the director nominees currently are members of our Board, all of the director nominees have been recommended for re-election by our Nominating and Corporate Governance Committee and approved and nominated for re-election by our Board and all of the director nominees have consented to serve if elected. Set forth below is information regarding the director nominees, which has been confirmed by each of them for inclusion in this Proxy Statement.

Thomas Peterffy	Director since November 2006

        Mr. Peterffy, age 63, has been our Chairman of our Board, Chief Executive Officer and President since November 2006. Mr. Peterffy emigrated from Hungary to the United States in 1965. After working for 10 years as a computer programmer, he became a member of the American Stock Exchange in 1977. As an individual floor trader, he founded the firm which became our company. As Chief Executive Officer and President, Mr. Peterffy is active in our day-to-day management.

Earl H. Nemser	Director since November 2006

        Mr. Nemser, age 61, has been our Vice Chairman since November 2006. Mr. Nemser has been the Vice Chairman of IBG LLC since 1988 and also serves as a director and/or officer for various subsidiaries of IBG LLC. Mr. Nemser has served as Special Counsel to the law firm Dechert LLP since January 2005. Prior to such time Mr. Nemser served as Partner at the law firms of Swidler Berlin

Shereff Friedman, LLP from 1995 to December 2004 and Cadwalader, Wickersham & Taft LLP prior to 1995. Mr. Nemser received a Bachelor of Arts degree in economics from New York University in 1967 and a Juris Doctor, magna cum laude, from Boston University School of Law in 1970.

Paul J. Brody	Director since November 2006

        Mr. Brody, age 48, has been our Chief Financial Officer, Treasurer and Secretary since November 2006. Mr. Brody joined IBG LLC in 1987 and has served as Chief Financial Officer of IBG LLC since December 2003. Mr. Brody serves as a director and/or officer for various subsidiaries of IBG LLC. Mr. Brody also serves as a director of the Options Clearing Corporation, of which Timber Hill LLC and IB LLC are members. Mr. Brody received a Bachelor of Arts degree in economics from Cornell University in 1982.

Milan Galik	Director since November 2006

        Mr. Galik, age 42, has been our Senior Vice President, Software Development since November 2006. Mr. Galik joined IBG LLC in 1990 as a software developer and has served since October 2003 as Senior Vice President, Software Development of IBG LLC. In addition, Mr. Galik has served as Vice President of Timber Hill LLC since April 1998. Mr. Galik received a Master of Science degree in electrical engineering from the Technical University of Budapest in 1990.

Lawrence E. Harris	Director since July 2007

        Dr. Harris, age 51, is a Professor of Finance and Business Economics at the University of Southern California, where he holds the Fred V. Keenan Chair in Finance at the Marshall School of Business and is the Director of the Marshall Center for Investment Studies. Dr. Harris also serves as a director of the Clipper Fund and as the research coordinator of the Institute for Quantitative Research in Finance. Dr. Harris formerly served as Chief Economist of the SEC. Dr. Harris received his Ph.D. in Economics from the University of Chicago in 1982, where he examined price-volume relations in securities markets. He is an expert in the economics of securities market microstructure and the uses of transactions data in financial research. He has written extensively about trading rules, transaction costs, index markets, and market regulation. Dr. Harris is also the author of the widely respected textbook "Trading and Exchanges: Market Microstructure for Practitioners."

Hans R. Stoll	Director since April 2008

        Dr. Stoll, age 68, has been The Anne Marie and Thomas B. Walker, Jr., Professor of Finance and Director of the Financial Markets Research Center at the Owen Graduate School of Management, Vanderbilt University since 1980. Dr. Stoll has published several books and more than 60 articles on numerous securities and finance related subjects. His book, Futures and Options, with Robert Whaley, appeared in 1992. Dr. Stoll has been a member of the board of directors of the Options Clearing Corporation since 2005. Dr. Stoll received his A.B. degree from Swarthmore College in 1961 and his M.B.A. and Ph.D. degrees from the Graduate School of Business of the University of Chicago in 1963 and 1966, respectively.

Ivers W. Riley	Director since April 2008

        Mr. Riley, age 75, is a special advisor to the International Securities Exchange ("ISE"), the first fully electronic U.S. options exchange, and served as chairman of the ISE until 2006. From 1994 to 1997, and again from 1999 to 2000, he was chief executive of the Hong Kong Futures Exchange and chairman of the HKFE Clearing Corporation. Mr. Riley was Senior Executive Vice President in charge of all derivatives activity at the American Stock Exchange ("Amex") from 1986 to 1993. While at Amex, he was the driving force in the development of SPDRs, a popular exchange-traded fund based on the

S&P 500 index. Mr. Riley received his Bachelor of Science degree in finance from The University of California, Los Angeles in 1955 and completed an advanced management program at Harvard University in 1986.

        Philip D. DeFeo passed away on November 29, 2007. Mr. DeFeo was an independent director and chairman of our Audit Committee.

        There are no family relationships between any of our directors or executive officers and any other of our directors or executive officers.

Directors' Recommendation

        Our Board unanimously recommends a vote FOR the election of each of Mr. Peterffy, Mr. Nemser, Mr. Brody, Mr. Galik, Dr. Harris, Dr. Stoll and Mr. Riley to our Board.

Board Meetings and Committees

        Our Board held 3 meetings during our 2007 fiscal year. Each of our directors attended at least 75% of the meetings of our Board and the committees of our Board on which he served during fiscal year 2007. Attendance at Board and committee meetings during fiscal year 2007 was 100% for our directors as a group. Our directors are expected to attend annual meetings of stockholders at which they are nominees for election, Board meetings and meetings of the committees on which they serve, and to spend time needed and meet as frequently as necessary to properly discharge their responsibilities.

        Our Board has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition, duties and responsibilities of these committees are set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities. As a controlled company, we are not required by the NASDAQ Global Select Market to have a compensation committee or a nominating and corporate governance committee composed entirely of independent directors.

  Audit Committee

        Our Audit Committee is comprised of Dr. Lawrence E. Harris (Chairman), Dr. Hans R. Stoll and Ivers W. Riley, each of whom is an independent director within the meaning of the rules of the NASDAQ Global Select Market and the SEC. Prior to April 24, 2008, our Audit Committee was comprised of Dr. Harris and Mr. Nemser. Mr. Nemser resigned from our Audit Committee on April 24, 2008. Our Audit Committee operates pursuant to a written charter that is available on our website at http://investors.interactivebrokers.com. Dr. Harris is an "audit committee financial expert" as defined in the SEC rules. Each member of our Audit Committee is financially literate. The composition of our Audit Committee satisfies the requirements of the NASDAQ Global Select Market and the SEC.

        Our Audit Committee is responsible for, among other things:

  •
  directly appointing, retaining, evaluating, compensating and terminating our independent registered public accounting firm;

  •
  discussing with our independent registered public accounting firm auditors their independence from management;

  •
  reviewing with our independent registered public accounting firm auditors the scope and results of their audit;

  •
  pre-approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

  •
  overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; and

  •
  reviewing and monitoring our accounting principles, policies and financial and accounting controls.

  Audit Committee Report

        We, the Audit Committee of the Board of Directors of Interactive Brokers Group, Inc., have met and held discussions with management and Interactive Brokers Group, Inc.'s independent registered public accounting firm. As part of this process, we have:

  •
  reviewed and discussed the audited financial statements with management;

  •
  discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Accounting Standards No. 61, as amended (Communication with Audit Committees); and

  •
  received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent registered public accounting firm its independence.

        Based on the review and discussions referred to above, we recommended to the Board of Directors that the audited financial statements be included in Interactive Brokers Group, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the SEC.

Respectfully submitted,

The Audit Committee

Lawrence E. Harris, Chairman
Earl H. Nemser

March 27, 2008

  Director Independence

        Because of Mr. Peterffy's substantial ownership, we are eligible to be, and are, treated as a "controlled company" for purposes of the NASDAQ Marketplace Rules. As a result, we are not required by NASDAQ to have a majority of independent directors or to maintain compensation and nominating and corporate governance committees composed entirely of independent directors to continue to list the shares of Common Stock on the NASDAQ Global Select Market.

  Compensation Committee

        Our Compensation Committee is currently comprised of Messrs. Peterffy (Chairman) and Nemser, and operates pursuant to a written charter that is available on our website at http://investors.interactivebrokers.com. The primary responsibility of our Compensation Committee is to develop and oversee the implementation of our philosophy with respect to the compensation of our officers.

        Our Compensation Committee is responsible for, among other things:

  •
  reviewing and recommending director compensation policies to our Board;

  •
  making recommendations, at least annually, to our Board regarding our policies relating to the amounts and terms of all compensation of our executive officers; and

  •
  administering and discharging the authority of our Board with respect to our equity plans.

  Compensation Committee Report

        We, the Compensation Committee of the Board of Directors of Interactive Brokers Group, Inc., have reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on such review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

The Compensation Committee

Thomas Peterffy, Chairman
Earl H. Nemser

May 16, 2008

  Nominating and Corporate Governance Committee

        Our Nominating and Corporate Governance Committee is currently comprised of Mr. Peterffy, and operates pursuant to a written charter that is available on our website at http://investors.interactivebrokers.com.

        Our Nominating and Corporate Governance Committee is responsible for, among other things:

  •
  selecting potential candidates to be nominated for election to our Board;

  •
  recommending potential candidates for election to our Board;

  •
  reviewing corporate governance matters; and

  •
  making recommendations to our Board concerning the structure and membership of committees of our Board.

  Nominating and Corporate Governance Committee Report

        I, as the sole member of the Nominating and Corporate Governance Committee of the Board of Directors of Interactive Brokers Group, Inc., have reviewed and conducted an evaluation of the performance of both the Board of Directors as a whole and the directors individually. During fiscal year 2007, I performed all of my duties and responsibilities under the Nominating and Corporate Governance Committee's charter.

Respectfully submitted,

The Nominating and Corporate Governance Committee

Thomas Peterffy

May 16, 2008

  Summary of Board Membership and Number of Committee Meetings

        The following table summarizes the current membership on each Board committee and the number of committee meetings held for fiscal year 2007.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Thomas Peterffy		Chairman	Sole Member
Earl H. Nemser		✓
Paul J. Brody
Milan Galik
Lawrence E. Harris	Chairman*
Hans R. Stoll	✓
Ivers W. Riley	✓
Meetings held during fiscal 2007	8	2	2

*
Dr. Harris has been the Chairman of our Audit Committee since December 18, 2007. Mr. DeFeo was the Chairman of our Audit Committee until his death on November 29, 2007.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers has served as a member of the board of directors or compensation committee of any unrelated entity that has one or more executive officers serving on our Board or Compensation Committee.

IBG LLC Steering Committee

        The management of IBG LLC and its subsidiaries is governed by a committee of our executive officers and certain other members of senior management, which we refer to as the steering committee. The steering committee handles day-to-day and strategic management issues, and reports to the Chief Executive Officer of IBG LLC.

Communication with the Board of Directors

        If you wish to communicate with our Board, independent directors and committees of our Board, you may send your communication in writing to Paul J. Brody, the Secretary of the Company, at Interactive Brokers Group, Inc., One Pickwick Plaza, Greenwich, CT 06830. You must include your name and address in the written communication and indicate whether you are a stockholder of the Company.

        The Secretary will compile all communications, summarize lengthy, repetitive or duplicative communications and forward them to the appropriate director(s) or committee(s) of our Board. The Secretary will not forward non-substantive communications or communications that pertain to personal grievances, but instead will forward them to the appropriate department within the Company for resolution. If this is the case, the Secretary will retain a copy of such communication for review by any director or committee upon his, her or its request.

Compensation Discussion and Analysis

  Compensation Philosophy and Objectives

        We adhere to the philosophy that compensation of our executive officers should first and foremost be directly and materially linked to each executive officer's individual performance and our overall performance. The objectives of our executive compensation program are (1) to enhance our long-term value, (2) to assist us in attracting and retaining high quality talent, (3) to reward past performance and motivate future performance and (4) to align executive officers' long-term interests with those of our stockholders.

  Role of Executive Officers in Compensation Decisions

        Prior to the pricing of the initial public offering (the "IPO") of shares of Common Stock in May 2007, employee performance had been reviewed and compensation changes had been recommended to IBG LLC's Chairman and Chief Executive Officer (Thomas Peterffy) by members of the IBG LLC steering committee. The Chairman and Chief Executive Officer had ultimately determined compensation for all employees and he remains significantly involved in all aspects of executive compensation, including his own executive compensation, as Chairman of our Compensation Committee. Prior to the IPO, we had not operated with a compensation committee. After consummation of the IPO, our Compensation Committee became responsible for overseeing the implementation of our philosophy and objectives with respect to the compensation of our executive officers and directors and administering all aspects of our compensation and benefit plans and programs. The Compensation Committee is currently comprised of Messrs. Peterffy (Chairman) and Nemser. As a controlled company, we are not required by the NASDAQ Global Select Market to have a compensation committee composed entirely of independent directors.

  Setting Executive Compensation

        Historically, we have kept base salaries at a relatively modest level in comparison to salaries paid to senior executives at many other companies in our industry and have not sought to "benchmark" salaries to those of our competitors. We have not utilized the services of a compensation consultant to date. We leave decisions as to these matters to our Compensation Committee.

        We compensate our executive officers through three primary sources: base pay, annual cash bonuses and equity incentives. Using this approach, the base salary portion of the compensation of our executive officers is fixed; however, a substantial additional portion of total compensation is variable. This practice ensures that our executive compensation packages include a combination of base pay and incentives that are appropriate and competitive in the relevant marketplace, as well as related to the individual's performance and our performance. Our executive officers have an average of 22 years tenure with us.

        Our compensation program is designed to reward performance by tying a substantial portion of each executive officer's total potential compensation to individual performance and our performance. We evaluate individual and company performance in a qualitative fashion; we do not utilize specific financial or operating performance goals or targets in setting executive compensation. Through its practice of granting equity awards, the compensation program also promotes and rewards an executive officer's tenure and longevity with us, as well as the executive officer's role in our financial performance.

        We do not utilize a set formula for allocating compensation among the elements of total compensation. The subjective decisions regarding the amount and mix of elements which comprise the compensation awarded to the executive officers are principally based upon an assessment of each executive's leadership, performance and contribution to the achievement of our financial goals, as well as subjective judgments about each executive officer individually, rather than on rigid guidelines or formulas. Key factors include the executive officer's performance; the nature, scope and level of the executive officer's responsibilities; and the executive officer's contribution to our overall financial results. The compensation of the executive officers who have the greatest ability to influence our performance is predominately performance-based, which is consistent with the overall compensation philosophy as described above. The decisions concerning specific base compensation elements and the total compensation paid or awarded to our executive officers in fiscal year 2007 were made within this framework. Specific individual and/or company performance goals or targets were not used. In fiscal year 2007, the aggregated base salaries of our named executive officers constituted approximately 22% of their total aggregated compensation, bonuses constituted approximately 38%, and equity grants (as described below) constituted the remaining 40%. We granted $3,750,000 worth of restricted shares of Common Stock to our named executive officers in connection with the IPO as part of their fiscal 2006 compensation and granted $4,850,000 worth of restricted shares of Common Stock in connection with our Stock Incentive Plan as part of their 2007 compensation. The individual allocations of compensation vary considerably from year to year.

  Elements of Compensation

        Although our senior executive officers and other key employees holding ownership interests in IBG Holdings LLC have benefited from the increased value of their ownership interests, they have historically received salary and performance-based bonuses and we expect to continue compensating them in this form. We believe that in order to attract and retain highly effective people we must maintain a flexible compensation structure, including base salary, cash bonuses and equity-based compensation awards as described below. As stated above, we do not utilize a specific formula for allocating compensation among the various elements of total compensation. The relative amounts of bonus and equity-based compensation were determined in the discretion of our Chairman and Chief Executive Officer. Historically, Mr. Peterffy has taken no bonus or long-term incentives as he believes that his 85% ownership of IBG Holdings LLC which, in turn, owns approximately 89.6% of IBG LLC, has provided sufficient incentive to align his interests with those of our common stockholders.

        Base Salary.    Base pay is structured to ensure that our executive officers are fairly and equitably compensated. Base pay is used to appropriately recognize and reward the experience and skills that employees bring to us and provides motivation for career development and enhancement. Base pay is designed to ensure that all employees continue to receive a basic level of compensation that reflects any acquired skills that are competently demonstrated and are consistently used at work.

        Base pay for our executive officers is initially established based on the scope of their responsibilities and the applicable competitive market compensation paid by other companies for similar positions and is reviewed annually after employment. A single base salary level is established each year, applicable to all senior executive officers except our Chairman and Chief Executive Officer. Because executive officers are partially and, sometimes, substantially compensated through the appreciation in their equity ownership, the base salary is kept at a relatively modest level in comparison to salaries generally believed to be paid to senior executives at many other firms in our industry. An executive officer's base pay is not dependent upon our achievement of performance goals.

        Bonuses.    We maintain an executive cash bonus program to reward superior individual and financial performance for the year. Each year, an executive cash bonus pool is established, from which we pay annual cash bonuses to our executive officers upon the direction of our Chairman and Chief Executive Officer. Executive bonuses are based on individual performance and on the financial performance of the company, measured in a qualitative fashion. Specific individual and/or company performance goals or targets have historically not been used. Cash bonuses awarded to our executive officers in December 2007 for fiscal year 2007 performance ranged from approximately 0% to 833% of the executive officer's 2007 base salary, amounting to an aggregate payout of $4,500,000, of which amount, our Chairman and Chief Executive Officer did not take a bonus. The annual bonuses paid to our other executive officers for fiscal year 2007 performance are shown below in the Summary Compensation Table.

        Long-Term Incentives.    We utilize long-term equity incentive awards to promote the success of each executive officer, motivate outstanding performance and encourage and reward employment longevity. Senior executive officers and other key employees have historically been granted equity ownership interests in IBG LLC and continue to hold such interests through their ownership in IBG Holdings LLC.

        We believe that compensation paid to executive officers should be closely aligned with our performance on a continuing and long-term basis and, thereby, with the interests of our stockholders. Therefore, the Stock Incentive Plan, as discussed below, will provide for the granting of Common Stock to be issued over time and subject to continued employment. It is not currently anticipated that we will grant, as part of executive compensation, stock appreciation rights or other forms of non-cash compensation except pursuant to the employee incentive plan described below.

        Pursuant to policies set by our Compensation Committee, salary increases, bonuses and stock grants shall be awarded annually, following an evaluation of the individual's and the company's performance for the year.

  Compensation for Executive Officers During 2007

        As noted above, historically Mr. Peterffy, our Chairman and Chief Executive Officer, has ultimately determined compensation for all employees. Mr. Peterffy has traditionally set his own compensation as salary capped at 0.2% of IBG LLC's net income. During 2007, Mr. Peterffy was paid a salary of $1,200,000 by IBG LLC and no bonus in accordance with historical practices. During 2008, Mr. Peterffy will be paid a salary of $1,300,000 by IBG LLC. We believe that the ownership by Mr. Peterffy and affiliates, through ownership in IBG Holdings LLC, of a significant amount of the equity in IBG LLC aligns his interests with those of our common stockholders.

        Mr. Nemser's compensation has historically included significantly lower overall compensation than the other executive officers, befitting the fact that Mr. Nemser works less than full-time with us, but his compensation has been mainly in salary and a small long-term incentive grant. Mr. Peterffy has made this determination based on the assessments described above under "Setting Executive Compensation." During 2007, Mr. Nemser was paid a salary of $480,000 by IBG LLC and no bonus in accordance with these practices. Mr. Nemser also received an award of $250,000 of Common Stock under our Stock Incentive Plan in 2007. During 2008, Mr. Nemser will be paid a salary of $492,000 by IBG LLC.

        Messrs. Brody, Frank and Galik have historically been compensated in accordance with the policies discussed above under "Setting Executive Compensation" with a mixture of salary, bonus and long-term incentives. Mr. Peterffy has made these determinations based on the assessments described above under "Setting Executive Compensation." Their 2007 base salary was $300,000, and each received an individual performance-based bonus. Messrs. Brody, Frank and Galik received Common Stock awards under our Stock Incentive Plan valued at $1,000,000, $600,000 and $3,000,000, respectively, for the year ended December 31, 2007. Their 2008 base salary has been increased to $312,000. Each of Messrs. Brody, Frank and Galik is expected to receive an award under our employee incentive plan in 2008 based on each executive officer's anticipated future contribution to our success. The 2007 stock awards were consistent with the above-mentioned policies and reflected Mr. Peterffy's assessment of each executive's leadership, performance and contribution to the building of our company.

        All salaries and bonuses will be paid by IBG LLC or one of its operating subsidiaries. No employee of IBG LLC will be paid any separate or additional amount for their services as employees of the Company. In addition to the foregoing, each of the executive officers, as a result of their ownership of membership interests in IBG Holdings LLC, received indirect distributions from IBG LLC for the purpose of funding their income taxes due on IBG Holdings LLC's proportionate share of IBG LLC's taxable income.

  401(k) Plan

        We offer substantially all employees of our U.S. based subsidiaries who have met minimum service requirements the opportunity to participate in a defined contribution retirement plan qualifying under the provisions of Section 401(k) of the Internal Revenue Code (the "Code"). The general purpose of this plan is to provide employees with an incentive to make regular savings in order to provide additional financial security during retirement. The plan provides for IBG LLC to match 50% of the employees' pretax contribution, up to a maximum of 10% of eligible earnings. The employee is vested in the matching contribution incrementally over six years.

  Severance Arrangements

        None of our senior executive officers have employment agreements and none are subject to severance arrangements. A portion of our named executive officers' equity ownership in us is in the form of IBG Holdings LLC membership interests. The IBG Holdings LLC operating agreement provides that if at any time a member's employment with us is terminated for any reason (other than such employee's death or as determined by the managing member of IBG Holdings LLC, such employee's disability, retirement or termination without cause), any non-vested IBG Holdings LLC membership interests held by such employee on the date of termination that remain subject to restriction shall be forfeited to IBG Holdings LLC. Similarly, with regard to grants of restricted stock under the Stock Incentive Plan, a portion of the shares of restricted stock for which restrictions are still applicable may under certain conditions be immediately forfeited upon the termination of employment for any reason.

  Perquisites

        Our senior executive officers receive only the fringe benefits normally provided to all other employees, such as health, dental, life, hospitalization, surgical, major medical and disability insurance, participation in our 401(k) plan, paid time off, and other similar company-wide benefits which may be in effect from time to time for all other employees. Other than the standard employee benefits, we do not provide additional perquisites, personal direct or indirect benefits, or use any separate set of standards in determining the benefits for our executive officers. We believe that our base pay and total compensation package are reasonable and competitive in the industry, and we have demonstrated that we are able to hire and retain talented executives without offering additional perquisites.

        It is our philosophy that each executive officer may determine, within the limits of his or her own compensation, whether or not to personally purchase non-reimbursable luxury travel, private flights, housing, security systems, car service, club memberships, financial planning services, or other such goods and services, including those which are sometimes provided as executive perquisites by other companies, but not offered by us. This is consistent with our general operating principles.

  Accounting for Stock-Based Compensation

        SFAS No. 123R, Share-Based Payments, which superseded SFAS 123, requires companies to expense the fair value of employee stock options and other forms of stock-based compensation. We adopted SFAS No. 123R in the first quarter of 2006 and have been expensing equity based compensation since that time. We have never issued stock options to our employees.

Executive Compensation

  Summary Compensation Table

        The following table summarizes the compensation of our named executive officers ("NEOs") for the fiscal year ended December 31, 2007. Our NEOs are our Chief Executive Officer, Vice Chairman, Chief Financial Officer and the two other most highly compensated executive officers as determined by their total compensation in the table below.

Name and Principal Positions	Year	Salary		Bonus		Stock Awards(1)		All Other Compensation(2)(3)		Total
(in dollars)
Thomas Peterffy Chairman, Chief Executive Officer and President	2005 2006 2007	$ $ $	1,200,000 1,200,000 1,200,000		— — —		— — —		— — —	$ $ $	1,200,000 1,200,000 1,200,000
Earl H. Nemser Vice Chairman and Director	2005 2006 2007	$ $ $	430,000 455,000 480,000		— — —	$	— — 152,518	$ $	100,000 200,000 —	$ $ $	530,000 655,000 632,518
Paul J. Brody Chief Financial Officer, Treasurer, Secretary and Director	2005 2006 2007	$ $ $	250,000 275,000 300,000	$ $ $	550,000 700,000 1,000,000	$	— — 576,179	$ $	500,000 700,000 —	$ $ $	1,300,000 1,675,000 1,876,179
Thomas A. Frank Executive Vice President and Chief Information Officer	2005 2006 2007	$ $ $	250,000 275,000 300,000	$ $ $	725,000 850,000 1,000,000	$	— — 372,821	$	— 500,000 —	$ $ $	975,000 1,625,000 1,672,821
Milan Galik Senior Vice President, Software Development and Director	2005 2006 2007	$ $ $	250,000 275,000 300,000	$ $ $	2,000,000 2,350,000 2,500,000	$	— — 1,813,268	$ $	2,000,000 2,350,000 —	$ $ $	4,250,000 4,975,000 4,613,268

(1)
See "Awarded Values in Compensation Discussion and Analysis and the Summary Compensation Table" below. The amounts shown as stock awards in the Summary Compensation Table represent the value amounts recognized as an expense in the financial statements related to all shares awarded to NEOs in accordance with SFAS No. 123R. The fair value of the restricted shares granted for 2007 in connection with the Stock Incentive Plan are detailed in the below table:

Name	Grant Date Fair Value of Stock Award
Earl H. Nemser	$250,000
Paul J. Brody	$1,000,000
Thomas A. Frank	$600,000
Milan Galik	$3,000,000
(2)
Historically, IBG LLC compensated executive officers and certain other employees in part with grants of non-transferable member interests in IBG LLC, which conferred ownership rights in IBG LLC and entitled the holders to their proportionate share of the consolidated profits and losses of IBG LLC based on their holding percentages. During 2006, no grants of member interests were made to executive officers. In connection with the IPO, we granted restricted shares of Common Stock pursuant to the terms of our employee stock incentive plan (see "Stock Incentive Plan"). The amounts shown as "All Other Compensation" in the Summary Compensation Table represent the value of these grants to the respective NEOs.

(3)
IBG LLC has operated in the form of a limited liability company. The amounts in the Summary Compensation Table do not include distributions received by each named executive officer from IBG LLC (or from IBG Holdings LLC in respect of distributions received after the IPO) relating to invested capital in IBG LLC, as these amounts do not constitute executive compensation. These distributions were made primarily to assist the holders of IBG LLC and IBG Holdings LLC member interests, as applicable, in paying income tax on their proportionate share of the consolidated profits of IBG LLC (or of IBG Holdings LLC following the IPO). Messrs. Peterffy, Nemser, Brody, Frank and Galik received approximately $164,386,000, $2,231,000, $2,430,000, $6,119,000 and $2,659,000, respectively, in distributions in respect of the year ended December 31, 2007; $184,124,000, $2,303,000, $2,722,000, $6,854,000 and $2,978,000, respectively, in distributions in respect of the year ended December 31, 2006; and $111,703,000, $1,296,000, $1,621,000, $4,158,000 and $1,686,000, respectively, in distributions in respect of the year ended December 31, 2005.

  Award Values in the Compensation Discussion and Analysis and the Summary Compensation Table

        The Summary Compensation Table was prepared in accordance with SEC regulations and values equity awards based principally on the treatment of compensation expense under the applicable accounting rule, currently SFAS No. 123R. The values disclosed for fiscal 2007 grants of Common Stock in the "Stock Awards" column of the Summary Compensation Table differ from the values disclosed for such grants in the table that appears in the Compensation Discussion and Analysis above. In general, under SFAS No. 123R, an equity award is expensed over the service period of the award.

  Grants of Plan Based Awards Table

        The following table provides information on shares of Common Stock granted to each of our NEOs, under the Stock Incentive Plan during the year ended December 31, 2007. This table sets forth information regarding shares granted to our NEOs on the date of our IPO relating to performance in 2006 (see Note 2 to the Summary Compensation Table above), and shares granted for performance in 2007.

Name	Grant Date(2)	All Other Stock Awards Number of Shares	Grant Date Fair Value of Stock Award
(in shares and dollars)
Thomas Petterfy(1)	5/9/2007 12/31/2007	— —		— —
Earl H. Nemser	5/9/2007 12/31/2007	6,665 8,029	$ $	200,000 250,000
Paul J. Brody	5/9/2007 12/31/2007	23,326 32,116	$ $	700,000 1,000,000
Thomas A. Frank	5/9/2007 12/31/2007	16,662 19,270	$ $	500,000 600,000
Milan Galik	5/9/2007 12/31/2007	78,308 96,346	$ $	2,350,000 3,000,000

(1)
Historically, Mr. Peterffy has taken no bonus or long-term incentives as he believes that his 85% ownership of IBG Holdings LLC has provided sufficient incentive to align his interests with those of IBG LLC and our common stockholders. As a result Mr. Peterffy was not granted shares under the Stock Incentive Plan for the year ended December 31, 2007.

(2)
For awards granted on May 9, 2007 and December 31, 2007, the amounts shown represent the fair value, in accordance with SFAS No. 123R, of the awards as of the grant date.

  Outstanding Equity Awards at Fiscal Year End Table

        The following table sets forth outstanding equity awards (unvested restricted shares of Common Stock) as of December 31, 2007.

Name	Number of Shares not Vested(1)	Market Value of Shares not Vested(2)
	(in shares and dollars)
Thomas Petterfy	—	—
Earl H. Nemser	14,028	$453,385
Paul J. Brody	53,110	$1,716,515
Thomas A. Frank	34,266	$1,107,477
Milan Galik	166,824	$5,391,752

(1)
The outstanding shares as of December 31, 2007 are subject to the Stock Incentive Plan vesting schedule. The vesting schedule for the above awards is detailed in the following table:

Name	Shares	Vesting Schedule
Earl H. Nemser	5,999	One sixth of this award vested on 5/9/2008 with the rest vesting in 5 equal installments on 5/9/2009, 5/9/2010, 5/9/2011, 5/9/2012, and 5/9/2013
	8,029	10% of this award vested on 5/9/2008 with the rest vesting in 6 equal installments on 5/9/2009, 5/9/2010, 5/9/2011, 5/9/2012, 5/9/2013 and 5/9/2014
Paul J. Brody	20,994	One sixth of this award vested on 5/9/2008 with the rest vesting in 5 equal installments on 5/9/2009, 5/9/2010, 5/9/2011, 5/9/2012, and 5/9/2013
	32,116	10% of this award vested on 5/9/2008 with the rest vesting in 6 equal installments on 5/9/2009, 5/9/2010, 5/9/2011, 5/9/2012, 5/9/2013 and 5/9/2014
Thomas A. Frank	14,996	One sixth of this award vested on 5/9/2008 with the rest vesting in 5 equal installments on 5/9/2009, 5/9/2010, 5/9/2011, 5/9/2012, and 5/9/2013
	19,270	10% of this award vested on 5/9/2008 with the rest vesting in 6 equal installments on 5/9/2009, 5/9/2010, 5/9/2011, 5/9/2012, 5/9/2013 and 5/9/2014
Milan Galik	70,478	One sixth of this award vested on 5/9/2008 with the rest vesting in 5 equal installments on 5/9/2009, 5/9/2010, 5/9/2011, 5/9/2012, and 5/9/2013
	96,346	10% of this award vested on 5/9/2008 with the rest vesting in 6 equal installments on 5/9/2009, 5/9/2010, 5/9/2011, 5/9/2012, 5/9/2013 and 5/9/2014
(2)
The market value for the Company's unvested shares is based on the closing price of the Common Stock as of December 31, 2007 and is rounded to the nearest dollar.

  Stock Vested Table

        The following table contains information about stock awards that have vested during the year ended December 31, 2007.

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
	(in shares and dollars)
Earl H. Nemser	666	$19,987
Paul J. Brody	2,332	$69,983
Thomas A. Frank	1,666	$49,997
Milan Galik	7,830	$234,978

(1)
The value realized is based on the IPO price of the Common Stock of $30.01.

  Executive Employment Agreements

        Historically, we have not entered into employment agreements with our executive officers, and we do not plan on entering into employment agreements at this time. We do maintain non-disclosure, non-competition and non-solicitation agreements currently in effect between our subsidiaries and our officers and other employees.

  Stock Incentive Plan

        Under the Stock Incentive Plan up to 9.2 million shares of Common Stock may be granted and issued to directors, officers, employees, contractors and consultants of the Company and its subsidiaries. The purpose of the Stock Incentive Plan is to promote the Company's long-term financial success by attracting, retaining and rewarding eligible participants.

        The Stock Incentive Plan is administered by our Compensation Committee. The Compensation Committee has discretionary authority to determine which employees will be eligible to participate in the Stock Incentive Plan. The Compensation Committee establishes the terms and conditions of the awards under the Stock Incentive Plan, including the number of awards offered to each employee and all other terms and conditions applicable to such awards in individual grant agreements. Awards are generally made through grants of Common Stock. The Stock Incentive Plan provides that awards will be subject to issuance over time and may be forfeited upon an employee's termination of employment or violation of certain applicable covenants prior to issuance, unless determined otherwise by our Compensation Committee.

        The Stock Incentive Plan provides that, upon a change in control, our Compensation Committee may, at its discretion, fully vest any granted but unissued shares of Common Stock awarded under the Stock Incentive Plan, or provide that any such granted but unissued shares of Common Stock will be honored or assumed, or new rights substituted thereof by the new employer on a substantially similar basis and on terms and conditions substantially comparable to those of the Stock Incentive Plan.

        We generally grant awards on or about January 1 of each year, to specific employees as part of an overall plan of equity compensation. We granted awards of 2,020,823 shares of Common Stock in 2007 under the Stock Incentive Plan.

        Under applicable tax law, we will be required to withhold an amount based on the value of the shares upon their issuance, and remit the withheld amount to the Internal Revenue Service ("IRS") and other taxing authorities. To effect that withholding, we may redeem a portion of the shares with an aggregate fair market value equal to the amount of taxes we are required to withhold and remit. For instance, if 1,000 shares would become issuable and we were required to withhold for federal taxes an amount equal to 40% of the value, we would redeem 400 shares and the employee would reclaim 600 shares. The source of funds for the amount to be remitted to the IRS would be a redemption by

IBG LLC of a corresponding number of our interests in IBG LLC. Alternatively, we may elect to effect the withholding by facilitating the sale of a portion of the shares, on behalf of employees, in the open market, and the proceeds of such sales would be remitted to the IRS and other taxing authorities.

        Shares granted under the Stock Incentive Plan may become subject to forfeiture in the event an employee ceases employment with the Company. The plans provide that employees who discontinue employment with the Company without cause and continue to meet the terms of the plans' post-employment provisions will forfeit 50% of unvested previously granted shares unless the employee is over the age of 59, in which case the employee would be eligible to receive 100% of unvested shares previously granted. Distributions of remaining shares to former employees will occur within 90 days of the anniversary of the termination of employment date over a five (5) year vesting schedule, 12.5% in each of the first four years and 50% in the fifth year.

  ROI Unit Stock Plan

        Under the 2007 ROI Unit Stock Plan, certain of our employees who held ROI Dollar Units, at the employee's option, elected to invest their ROI Dollar Unit accumulated earnings as of December 31, 2006 in shares of Common Stock. An aggregate of 1,271,009 shares of Common Stock (consisting of 1,250,000 shares issued under the 2007 ROI Unit Stock Plan and 21,009 shares under the 2007 Stock Incentive Plan), were granted in 2007. No additional shares of Common Stock are available for issuance under the 2007 ROI Unit Stock Plan. Provisions governing tax withholding and forfeiture for the 2007 Stock Incentive Plan, described above, apply equally to the 2007 ROI Unit Stock Plan.

  Compensation of Directors

        The following table contains information regarding 2007 compensation of our non-employee directors with respect to their Board service.

Director	Fees Earned or Cash Paid(2)	Stock Awards(2)	All Other Compensation	Total
	(in dollars)
Lawrence E. Harris	$23,397	$75,000	—	$98,397
Philip D. DeFeo(1)	$51,113	—	—	$51,113

(1)
Mr. DeFeo passed away on November 29, 2007.

(2)
The amounts represent the amounts paid to Mr. Harris and Mr. DeFeo for the portion of the year that they served as directors for the Company, Mr. DeFeo served from May 4, 2007 through November 29, 2007, and Dr. Harris served from July 12, 2007 through December 31, 2007.

        Our policy is not to pay director compensation to directors who are also our employees. All of our directors are entitled to receive reimbursement of their out-of-pocket expenses in connection with their travel to and attendance at meetings of our Board or committees thereof. Under our current policy, each non-employee director is compensated with an annual retainer of $100,000 and a grant of restricted stock (valued at $75,000 based on the fair market price of the Common Stock on the date of grant), subject to straight-line vesting over a five year period, and non-employee chairmen of committees of our Board are compensated with an additional annual retainer of $25,000 per committee. We reserve the right to change the manner and amount of compensation to our non-employee directors at any time.

Beneficial Ownership of Directors, Executive Officers and Owners of More Than Five Percent

        IBG Holdings LLC currently holds, through its ownership of all of the outstanding shares of our Class B common stock, approximately 89.8% of the combined voting power of the outstanding shares of our common stock. While our Class B common stock is owned by IBG Holdings, LLC, Thomas

Peterffy, through his ownership of the voting membership interests in IBG Holdings LLC, is able to exercise control over all matters requiring the approval of our stockholders, including the election of our directors and the approval of significant corporate transactions.

        The following table sets forth the beneficial ownership of Common Stock as of May 16, 2008 by each of our directors and named executive officers, by all our directors and executive officers as a group, and of each beneficial owner, who is not our director or officer, of more than 5% of Common Stock.

        The amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Unless otherwise indicated below, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned. Because the IBG Holdings LLC membership interests are not directly exchangeable into shares of Common Stock, none of our executive officers and directors may be deemed to own shares of Common Stock except as set forth below. Mr. Peterffy may be deemed to own all of the shares of Class B Common Stock. The following table is based on 40,602,414 shares of Common Stock and 100 shares of Class B Common Stock outstanding as of May 16, 2008:

Name and Address	Class A Common Stock Owned			Class B Common Stock Owned
		(in shares and %)
IBG Holdings LLC**(1)	0	0%		100	100%
Thomas Peterffy**(2)	0	0%		100	100%
Earl H. Nemser**(3)(4)	1,900	*	%	0	0%
Paul J. Brody**(4)	6,931	*	%	0	0%
Thomas A. Frank**(4)	6,092	*	%	0	0%
Milan Galik**(4)	22,486	*	%	0	0%
Lawrence E. Harris**	5,000	*	%	0	0%
All current directors and executive officers as a group (6 persons)	42,409	*	%	100	100%
T. Rowe Price Associates, Inc.(5)	4,037,613	9.94%		0	0%
FMR LLC(6)	2,569,243	6.33%		0	0%

*
Less than 1%

**
Address is c/o Interactive Brokers Group, Inc., 2 Pickwick Plaza, Greenwich, Connecticut 06830

(1)
IBG Holdings LLC, as the sole holder of the 100 outstanding shares of Class B Common Stock, is entitled to the number of votes equal to the number of IBG LLC membership interests held by it at any given time. The Class B Common Stock has approximately 89.8% of the voting power of the Company, which percentage will decrease proportionately to the extent that IBG Holdings LLC owns a smaller percentage of IBG LLC. Except as otherwise provided by law or our amended and restated certificate of incorporation, shares of Common Stock and the Class B Common Stock vote together as a single class.

(2)
Includes interests owned by The TP Holdings Limited Partnership ("TP Holdings"), an entity for which Mr. Peterffy serves as majority general partner. Initially, Mr. Peterffy, through his ownership of the voting membership interests in IBG Holdings LLC, beneficially owns all of the outstanding shares of Class B Common Stock.

(3)
Includes interests owned by EN Holdings LLC, an entity for which Mr. Nemser serves as managing member, and excludes interests (other than a direct general partner interest of 0.05%) owned by TP Holdings, an entity for which Mr. Nemser serves as minority general partner. Mr. Nemser disclaims ownership of all interests owned by TP Holdings, except for his direct general partner interest.

(4)
On May 9, 2007, in connection with the IPO, we granted restricted shares of Common Stock to Messrs. Nemser, Brody, Frank and Galik. The amounts in the table reflect solely the portion of these grants that have already been issued and vested. Messrs. Nemser, Brody, Frank and Galik will be issued in the future an aggregate of 4,999, 17,495, 12,497 and 58,731 shares of Common Stock, respectively, such amounts representing the remaining portions of the restricted shares granted on May 9, 2007. Such shares will be issued in equal amounts on each of the first five anniversaries of May 9, 2008. In addition, on December 31, 2007, Messrs. Nemser, Brody and Galik were granted additional restricted shares of Common Stock. The amounts in the table reflect solely the 10% portion of these grants issued on December 31, 2007, which have vested. Messrs. Nemser, Brody, Frank and Galik will be issued in the future an aggregate of 7,227, 28,905, 17,343 and 86,712 shares of Common Stock, respectively, such amounts representing the remaining 90% portions of the December 31, 2007 grants. Such shares will be issued in equal amounts on each of the first six anniversaries of May 9, 2008.

(5)
According to the Nasdaq website (www.nasdaq.com), T. Rowe Price Associates, Inc., with its address at 100 East Pratt St., Baltimore, MD 21202, beneficially owned 4,037,613 shares of Common Stock as of March 31, 2008.

(6)
According to the Nasdaq website (www.nasdaq.com), FMR LLC, with its address at 82 Devonshire St, Boston, MA 02109, beneficially owned 2,569,243 shares of Common Stock as of March 31, 2008.

Certain Relationships and Related Transactions

  Claims Purchase Agreement

        On June 28, 2007, Timber Hill Europe AG, a subsidiary of IBG LLC ("THE"), and TP Holdings, an affiliated entity of Thomas Peterffy, our Founder, Chairman and Chief Executive Officer, entered into a Claims Purchase Agreement, a copy of which was filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2007 filed by the Company on August 13, 2007 and is incorporated herein by reference. Pursuant to the agreement, TP Holdings acquired certain claims arising from an unusual, non-recurring loss that occurred on a German exchange in May 2007. Under the terms of the agreement, in the event that TP Holdings collects an amount in excess of the purchase price of $37 million plus TP Holdings' out-of-pocket expenses, TP Holdings will remit such excess amount to THE. In accordance with our related party transaction policy, the transaction was approved by our Audit Committee.

  Statement Regarding the Nature of the Claims

        On May 3, 2007, Altana AG, a stock in which THE was a registered market maker, declared a special cash dividend of EUR 33.00, which amounted to approximately 74% of the company's value. On the Deutsche Börse Exchange's XETRA trading system, closing stock prices are determined by a day's end auction. At the closing auction, 31 million Altana AG shares, which amounted to 44% of the true float, traded at an artificial price that was approximately 25% below the regular trading session's final price ex dividend. THE believed that this artificial price was set by buyers and sellers who unlawfully colluded to manipulate Altana AG's option prices. The closing auction price of the Altana AG shares was used by the EUREX, to calculate a new set of contract parameters for the outstanding options. Since the Altana AG closing stock price was artificial, its dependent option strike prices and contract multiplier were also artificial and not calculated to reflect values corresponding to the change in the value of the underlying stock. Accordingly, on May 4, 2007 and thereafter, THE's market making options positions were affected by the artificial closing price of May 3 and were mispriced. As a result of this manipulation, THE suffered a position loss over the ensuing trading days amounting to approximately the amount of the purchase price. THE has been advised that other Altana AG market makers suffered substantial losses as a result of this manipulation. THE reported this manipulation to, and met with, the German Federal Financial Supervisory Authority, the Bafin, and the Bafin has undertaken an assessment of the matter. The progress of the investigation is subject to the German secrecy laws. On completion of the investigation, THE believed that that it will have a number of claims, judgments and remedies against those who participated in the market manipulation. THE also filed a petition with the EUREX to change its rules to help ensure that a manipulation of this sort will not happen again.

Recapitalization Transactions

        Prior to the IPO, our business had been conducted by subsidiaries of IBG LLC, which was approximately 85% owned by Mr. Peterffy and his affiliates. In November 2006, the Company was incorporated as a Delaware corporation. The Recapitalization resulted in the former members of IBG LLC becoming the sole members of IBG Holdings LLC, and established us as the sole managing member of IBG LLC.

        As a result of the Recapitalization, immediately following the IPO:

  •
  IBG became the sole managing member of IBG LLC;

  •
  we and IBG Holdings LLC owned approximately 10.0% and 90.0%, respectively (currently, approximately 10.4% and 89.6%, respectively), of the membership interests in IBG LLC;

  •
  Thomas Peterffy and his affiliates owned approximately 85% of the membership interests in IBG Holdings LLC, and management and other employees of IBG LLC owned substantially all of the remaining membership interests;

  •
  outstanding shares of Common Stock represented more than 99.999% of our outstanding capital stock based on economic value (which, as used herein, refers to the right to share in dividend distributions and distributions upon liquidation, dissolution or winding up);

  •
  outstanding shares of Class B Common Stock, all of which is owned by IBG Holdings LLC, represented less than 0.001% of our outstanding capital stock based on economic value;

  •
  outstanding shares of Class B Common Stock represented approximately 90.0% (currently, approximately 89.8%) of the combined voting power of all shares of our capital stock, which percentage will decrease proportionately to the extent that IBG Holdings LLC owns a smaller percentage of IBG LLC; and

  •
  Thomas Peterffy owned all of the voting membership interests, and Mr. Peterffy and his affiliates owned a majority of the overall membership interests, in IBG Holdings LLC and, accordingly, beneficially owned all of the outstanding shares of Class B Common Stock. As a result, Mr. Peterffy is able to exercise control over all matters requiring the approval of our stockholders.

        If at any time in the future Thomas Peterffy and his affiliates own less than a majority of the membership interests in IBG Holdings LLC, then at such time all membership interests in IBG Holdings LLC will become voting membership interests. Accordingly, all members of IBG Holdings LLC, instead of Mr. Peterffy alone, would together direct the voting of the Class B Common Stock, and all such members would together exercise control over all matters requiring the approval of our stockholders.

  Voting

        Each share of Common Stock entitles its holder to one vote per share. The Class B Common Stock currently has approximately 89.8% of the voting power of the Company, which percentage will decrease proportionately over time to the extent that IBG Holdings LLC owns a smaller percentage of IBG LLC. Thomas Peterffy currently owns all of the voting membership interests in IBG Holdings LLC. Accordingly, Mr. Peterffy beneficially owns all of the outstanding shares of Class B Common Stock and is able to exercise control over all matters requiring the approval of our stockholders, including the election of our directors and the approval of significant corporate transactions.

        If at any time in the future Thomas Peterffy and his affiliates own less than a majority of the membership interests in IBG Holdings LLC, then at such time all membership interests in IBG Holdings LLC will become voting membership interests. Accordingly, all members of IBG Holdings LLC, instead of Mr. Peterffy alone, would together direct the voting of the shares of Class B Common Stock, and all such members would together exercise control over all matters requiring the approval of our stockholders. However, even if Mr. Peterffy and his affiliates cease to own a majority of the membership interest in IBG Holdings LLC, Mr. Peterffy could, depending on his level of percentage ownership, continue to effectively control or significantly influence matters requiring approval of stockholders.

  Exchange Agreement

        Concurrently with the IPO, we entered into an exchange agreement with IBG Holdings LLC, IBG LLC and the historical members of IBG LLC. Pursuant to this agreement, the historical members of IBG LLC contributed their IBG LLC membership interests to IBG Holdings LLC and received IBG Holdings LLC membership interests in return. The membership interests in IBG Holdings LLC are not directly exchangeable for shares of Common Stock. Instead, the membership interests are redeemable at various times over the next seven years at the option of the holder. The redemption price for the membership interests in IBG Holdings LLC depends on the manner in which the redemption payment is made to IBG Holdings LLC.

        On an annual basis, each holder of a membership interest may request that the liquefiable portion of its interest be redeemed by IBG Holdings LLC. The primary manner in which the redemption price will be paid is by selling shares of Common Stock to the public and using the gross proceeds from such sales, less underwriting discounts or placement agency fees, to acquire IBG LLC membership interests from IBG Holdings LLC. We expect IBG Holdings LLC to use the net proceeds it receives from such sales to redeem an identical number of IBG Holdings LLC membership interests from the requesting holders. The annual registration and sale of shares of our common stock to satisfy redemption requests is described in greater detail in our exchange agreement, a copy of which was filed as Exhibit 10.2 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended March 31, 2007 filed by the Company on June 15, 2007 and is incorporated herein by reference. The sales of Common Stock and the application of the net proceeds to acquire IBG LLC membership interests are expected to have a negligible effect on the existing holders of Common Stock, as the holders of Common Stock would then own a larger portion of IBG LLC. Such transactions will have the effect of diluting your percentage ownership in us. However, because we will acquire an increased percentage ownership in IBG LLC over time as a result of such transactions, such transactions will not impact your effective percentage ownership of the economics of the underlying IBG LLC business.

        IBG LLC may in some cases redeem IBG LLC membership interests from IBG Holdings LLC using cash on hand. The redemption price per membership interest would be equal to the 30-day volume weighted average price ("VWAP") of Common Stock as of the redemption date. The use of IBG LLC's cash to acquire IBG LLC membership interests is expected to have a dilutive effect on the existing holders of Common Stock, as the price paid per membership interest is likely to be higher than IBG LLC's tangible book value per membership interest.

        With the consent of IBG Holdings LLC and the Company (on its own behalf and acting as the sole managing member of IBG LLC), IBG LLC agreed in May 2008 to redeem certain membership interests from IBG Holdings LLC as described above at a price equal to the 30-day VWAP of the Common Stock as of the redemption date, which was May 14, 2008.

        The redemption cost to IBG LLC was approximately $72.0 million, based upon a VWAP of $29.99 per share. As a consequence of this transaction, the Company's interest in IBG LLC increased to approximately 10.4%, with IBG Holdings LLC owning the remaining 89.6%. The redemptions also resulted in the IBG Holdings LLC percentage interest held by Thomas Peterffy and his affiliates increasing from approximately 84.6% to approximately 85.2%.

        IBG Holdings LLC, with the consent of Thomas Peterffy and our Board, has the right to cause the holders of IBG Holdings LLC membership interests to have all or a portion of their interests redeemed at any time after May 9, 2008. Such redemptions would be financed in the same manner as the scheduled redemptions described above.

  Tax Receivable Agreement

        In connection with the IPO, we purchased interests in IBG LLC from IBG Holdings LLC for cash. In addition, IBG LLC membership interests held by IBG Holdings LLC may be purchased by us in the future in connection with offerings by us of shares of Common Stock. Our initial purchase of the IBG LLC interests will, and the subsequent purchases may, result in increases in the tax basis of the tangible and intangible assets of IBG LLC attributable to our interest in IBG LLC that otherwise would not have been available, although the IRS may challenge all or part of that tax basis increase or our ability to amortize all or part of that increased tax basis, and a court could sustain such a challenge by the IRS. These increases in tax basis, if sustained, may reduce the amount of taxable income that we are required to recognize as the result of our ownership of interests in IBG LLC in the future.

        Concurrently with the IPO, we entered into a tax receivable agreement with IBG Holdings LLC that provides for the payment by us to IBG Holdings LLC of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of these increases in tax basis and of certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. We will retain 15% of the projected tax benefits.

        If either immediately before or immediately after any purchase or the related issuance of our stock, the IBG Holdings LLC members own or are deemed to own, in the aggregate, more than 20% of our outstanding stock, then all or part of any increase in the tax basis of goodwill may not be amortizable and, thus, our ability to realize the annual tax savings that otherwise would have resulted if such tax basis were amortizable may be significantly reduced. Although the IBG Holdings LLC members are prohibited under the exchange agreement from purchasing shares of Common Stock, grants of our stock to employees and directors who are also members or related to members of IBG Holdings LLC and the application of certain tax attribution rules, such as among family members and partners in a partnership, could result in IBG Holdings LLC members being deemed for tax purposes to own shares of Common Stock.

        In order to mitigate the risk to us of an IRS challenge to the tax basis increase, IBG Holdings LLC and its members will indemnify us for any additional taxes we owe if the IRS or other taxing authorities successfully challenge the basis increase. In addition, if the IRS or other taxing authorities successfully challenge the tax basis increase, any subsequent payments we are required to make under the tax receivable agreement will be reduced accordingly.

        For purposes of the tax receivable agreement, cash savings in income and franchise tax will be computed by comparing our actual income and franchise tax liability to the amount of such taxes that we would have been required to pay had there been no increase in the tax basis of the tangible and intangible assets of IBG LLC attributable to our acquisition of our interest in IBG LLC, and had we not entered into the tax receivable agreement. The tax receivable agreement will, unless we exercise our right to terminate the tax receivable agreement for an amount based on an agreed value of payments remaining to be made under the agreement, terminate upon the earlier of (i) the end of the taxable year that includes the 50th anniversary of our initial acquisition of interests in IBG LLC, or (ii) the end of the taxable year that includes the 16th anniversary of the date upon which all rights of sale and exchange granted under the exchange agreement have terminated.

        Our ability to achieve tax benefits from any increase in the tax basis attributable to our interest in IBG LLC resulting from our acquisition of interests in IBG LLC and the payments to be made under the tax receivable agreement with respect thereto depend upon a number of factors, including the law as in effect at the time of a purchase by us of interests in IBG LLC or a payment under the tax receivable agreement, the timing of purchases, the fair market value of interests in IBG LLC at the time of a purchase, the extent to which such purchases are taxable, the impact of the increase in the tax basis on our ability to use foreign tax credits and the rules relating to the amortization of intangible assets, the composition of IBG LLC's assets at the time of a purchase, and the amount and timing of our income and of payments under the tax receivable agreement. Depending upon the outcome of these factors, as a result of the size of the increases in the tax basis of the tangible and intangible assets of IBG LLC and its subsidiaries, the payments that we may make to IBG Holdings LLC could be substantial.

  Legal Representation

        Earl H. Nemser, our Vice Chairman and one of our directors, is also Special Counsel to the law firm of Dechert LLP, which has rendered legal services to IBG LLC and us, as applicable, during 2005, 2006 and 2007.

  Purchase of Senior Notes

        Earl H. Nemser (together with an affiliated entity and certain members of Mr. Nemser's immediate family) from time to time purchase senior notes issued by IBG LLC. The largest aggregate principal amount of senior notes held by Mr. Nemser and his affiliates since January 1, 2005, in the aggregate, was $12,907,000. As of May 19, 2008, Mr. Nemser and his affiliates held $9,229,000 in aggregate principal amount of senior notes. Since January 1, 2005, the total amounts of senior notes principal and interest paid to Mr. Nemser and his affiliates were $46,064,000 and $999,651, respectively. As the senior notes have either a 15-month or 18-month maturity, Mr. Nemser and his affiliates have, during each of the last three fiscal years, both purchased additional senior notes and have had certain of their senior notes redeemed. All senior notes issued prior to June 19, 2006 had an interest rate of 8%, and all senior notes issued on and after such date had a 7% interest rate.

        Lawrence E. Harris, one of our directors since July 2007, purchased $500,000 in principal amount of the aforementioned senior notes in March 2008 and may purchase additional senior notes from time to time in the future. As the senior notes purchased by Dr. Harris have an 18-month maturity, none of Dr. Harris' senior notes have yet been redeemed, and Dr. Harris has not yet received any payments of principal or interest with respect to his senior notes.

  Margin Account at IB LLC

        Dr. Lawrence E. Harris, one of our directors, maintains an active retail brokerage account with IB LLC, one of our subsidiaries. Dr. Harris has borrowed stock worth more than $120,000 to establish certain short positions. Such loans (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to IB LLC, and (iii) did not involve more than the normal risk of collectability or present other unfavorable features.

  Investment in W.R. Hambrecht + Co., Inc.

        On December 21, 2006, IB Exchange Corp., one of our subsidiaries, purchased approximately $10.0 million in aggregate principal amount of short-term senior secured promissory notes (which we refer to as the "WRH Bridge Notes") issued by W.R. Hambrecht + Co., Inc., the parent of WR Hambrecht + Co, LLC, one of the placement agents for the IPO. The WRH Bridge Notes were due and payable on February 6, 2007. On February 5, 2007, the WRH Bridge Notes, together with $0.1 million of interest thereon and an additional $5.9 million, were reinvested into three-year senior secured promissory notes issued by W.R. Hambrecht + Co., Inc. (which we refer to as the "WRH Senior Notes"). On March 29, 2007, IB Exchange Corp. purchased an additional $3.2 million of WRH Senior Notes. In addition to the WRH Senior Notes, we received three-year warrants which are immediately exercisable to acquire common stock of W.R. Hambrecht + Co, Inc., at a price equal to the fair market value of such common stock at the time of the issuance of the warrants. Our beneficial ownership of shares of W.R. Hambrecht + Co., Inc. may result in our being deemed to be an affiliate of W.R. Hambrecht + Co., Inc. The WRH Senior Notes bear interest at 8% per annum, which may be paid in cash or added to the principal amount of the WRH Senior Notes. The WRH Senior Notes are secured by the capital stock of certain subsidiaries and certain intellectual property of W.R. Hambrecht + Co., Inc. The WRH Senior Notes rank senior to all future funded indebtedness of W.R. Hambrecht + Co., Inc. As part of the financing, we were granted the right to designate two members (of not more than ten) of the board of directors of W.R. Hambrecht + Co., Inc. Such members are Thomas Peterffy and Kevin Fischer.

  Review, Approval or Ratification of Transactions with Related Persons

        We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our Audit Committee, our Chief Executive Officer and the General Counsel of the Company are responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. In addition, our Nominating and Corporate Governance Committee monitors and reviews any issues regarding the "independence" of directors or involving potential conflicts of interest, and evaluates any change of status or circumstance with respect to a director and determines the propriety of the director's continued service in light of that change.

ITEM 2.    APPROVAL OF THE 2007 STOCK INCENTIVE PLAN

        Our Board believes it to be in the best interests of the Company and its stockholders to approve our Board's prior adoption of the 2007 Stock Incentive Plan in order to continue to reward, attract and retain highly qualified individuals upon who, in large measure, the sustained progress, growth and profitability of the Company depends. On April 4, 2007, our Board adopted the 2007 Stock Incentive Plan (the "Plan"), subject to stockholder approval. The Plan is attached as Annex A to this Proxy Statement and the description below is qualified in its entirety by reference to Annex A.

Description of the Plan

  Administration

        The Plan is administered by the "Committee," which shall be either our Compensation Committee, or a committee of two or more directors as appointed by our Board from time to time. The Committee, within the limits of the Plan, will select the individuals to whom Awards will be granted, and will determine the type and size of such Awards. The Committee has broad authority to make all decisions and determinations as may be required under the Plan or as the Committee may deem necessary or advisable for the administration of the Plan. The Committee, within the limits of the Plan, will determine the terms and provisions of all grants of restricted stock, stock appreciation rights and performance shares, as well as other types of equity incentive compensation (such grants, collectively, "Awards") and all agreements evidencing such Awards. If the Committee is not the Compensation Committee, its grants of Awards will be subject to ratification by our Compensation Committee.

  Securities Available for Awards

        Subject to the following provisions, the aggregate number of shares of Common Stock that may be issued under the Plan is 9,200,000 shares. If any Award is forfeited, or is settled in cash or otherwise terminates without the actual issuance of shares of Common Stock, the shares subject to such Award will again be available for future grant. If there is any change in the Company's capital structure, our Board shall make such adjustments as it deems appropriate to the number of shares available for award under the Plan, the number and kind of shares covered by Awards then outstanding under the Plan, and the exercise price relating to any outstanding Award. In the event of a change in the Company's capital structure, our Board may also cancel and make substitutions of outstanding Awards.

  Participation

        The Plan provides that Awards may be granted to directors, officers, employees, contractors and consultants of the Company and its subsidiaries who are selected by the Committee.

Awards

  In General

        The Plan provides for Awards of restricted stock, stock appreciation rights and performance shares, as well as any other types of equity-based incentive compensation awards consistent with the purposes of the Plan. In addition, the Plan permits the award of cash payments as a part of, or in addition to, an equity-based Award. Each Award granted under the Plan will be evidenced by a written Award agreement between the participant and the Company, which will describe the Award and state the terms and conditions to which the Award is subject. No Award may have a term of more than 10 years. The principal terms and conditions of each particular type of Award are described below.

  Restricted Stock

        Restricted stock is Common Stock that generally is non-transferable and is subject to other restrictions determined by the Committee for a specified period or conditioned on achievement of specified performance criteria. Each restricted stock agreement will specify the applicable restrictions, the period during which such restrictions will apply and any applicable performance goals. Except as otherwise determined by the Committee, a participant shall have all of the rights of a stockholder including, without limitation, the right to vote the shares of restricted stock and the right to receive dividends on restricted stock. As determined by the Committee, upon termination of employment prior to specified vesting dates and/or prior to achievement of specified performance goals, restricted shares and any accrued but unpaid dividends that are then subject to restriction may be subject to forfeiture.

  Stock Appreciation Rights ("SARs")

        A stock appreciation right ("SAR") entitles the recipient to receive, upon exercise of the SAR, the increase in the fair market value of a specified number of shares of Common Stock during the period from the date of the grant of the SAR until the date of exercise, payable in cash, in shares of Common Stock, or in a combination of cash and shares of Common Stock. Each SAR agreement will specify the term of SAR, the date(s) on which the SAR will become exercisable and any applicable performance goals. Except as otherwise determined by the Committee, upon termination of employment prior to specific vesting dates and/or prior to achievement of specified performance goals, or prior to exercise of a SAR, any then unvested or unexercised SARs shall be forfeited.

  Performance Shares

        A performance share is a book-entry unit with a value equal to one share of Common Stock that vests and becomes payable to the participant after a specified period of continued employment or upon the achievement during a specified performance period of performance goals established by the Committee. Each performance share Award agreement shall specify the time(s) that such Award shall vest and become payable and any applicable performance goals. Settlement of performance shares shall be made in cash, in shares of Common Stock, or in a combination of cash and shares of Common Stock. Except as otherwise determined by the Committee, upon termination of employment prior to the achievement of specified performance goals and/or specified vesting dates, any then unvested performance shares shall be forfeited.

  Qualifying Performance-Based Awards

        The Committee may (but is not required to) grant an Award to any participant that is intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code (a "qualifying Award"). In general, Awards that are intended to be qualifying Awards must be granted or vest conditional upon the attainment of one or more specified performance goals during a calendar year or such other period as may be specified by the Committee (a "performance period"). Performance goals shall be established by the Committee in writing and shall be based upon the attainment of specific amounts of, or increases in, one or more of the following: the fair market value of Common Stock, revenues, operating income, cash flow, earnings before income taxes, net income, earnings per share, stockholders' equity, return on equity, operating efficiency or strategic business objectives consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions or divestitures, all whether applicable to the Company or one of the Company's subsidiaries or business units, or any combination if these goals as the Committee may deem appropriate. Prior to the payment of any qualifying Award, the Committee must certify in writing that the performance goals were satisfied.

        A maximum of 1,000,000 shares of Common Stock may be granted as qualifying Awards to any participant in any calendar year, subject to anti-dilution and other adjustments in certain events specified in the Plan.

General Provisions

  Transferability

        Under the Plan, no Award may be assigned or transferred by a participant except, in the event of a participant's death, to his designated beneficiary, or by will or the laws of descent and distribution. However, the Committee may in its discretion provide that Awards be transferable without consideration to a participant's immediate family members (i.e., children, grandchildren or spouse), to trusts for the benefit of such immediate family members, and to partnerships in which such family members are the only partners.

  Stockholder Rights

        A participant shall have no rights as a stockholder by reason of an Award unless and until shares of Common Stock are actually issued to the participant.

  Certain Adjustments

        In the event of a tender offer or exchange offer, by any person other than the Company, for outstanding shares of Common Stock, the Committee may in its discretion make such adjustments to outstanding Awards and take such other action as it deems appropriate to enable participants to receive the benefit of such offer, including, without limitation, accelerating Award payment dates and/or the cancellation and substitution of outstanding Awards.

Important Legal Information

  Required Stockholder Approval; Plan Amendment and Termination

        The Plan was adopted by the Company's Board of Directors on April 4, 2007, subject to approval by the stockholders of the Company at the Annual Meeting.

        The Plan provides that our Board, without the consent of any participant, may amend or terminate the Plan at any time, except that (subject to anti-dilution and other adjustments in certain events specified in the Plan) no such action shall adversely affect any rights or obligations with respect to any Awards previously made under the Plan. In addition, no amendment, without approval of the holders of a majority of the shares of Common Stock voted thereon, shall increase the number of shares of Common Stock subject to the Plan, extend the period during which Awards may be granted, decrease the minimum price at which SAR's may be issued, materially modify the requirements for eligibility to participate in the Plan, or otherwise change the Plan in a manner legally requiring stockholder approval.

        Unless earlier terminated by action of our Board, the Plan will terminate on April 4, 2017. Following termination of the Plan, no additional Awards may be granted, but such termination shall not affect the validity of any Award then outstanding.

  Amendment or Buyout of Outstanding Awards

        With the consent of affected participants, the Committee may amend outstanding Awards in any manner consistent with the Plan (subject to anti-dilution and other adjustments in certain events specified in the Plan, which may be effected without participant consent). In addition, the Committee may at any time offer to exchange or buy out previously granted Awards for a payment in cash, shares of Common Stock, a combination of cash and shares of Common Stock, other Awards or other property. However, unless approved by our stockholders, no such action may cause the grant value of a SAR to be reduced (subject to anti-dilution and other adjustments in certain events specified in the Plan), nor may a SAR be cancelled and a new SAR, having a lower grant value, be granted in consideration thereof.

  Resale Restrictions under the Plan

        Shares of Common Stock obtained by "affiliates" pursuant to the Plan may not be resold unless such shares are registered under the Securities Act of 1933, as amended (the "Securities Act"), or sold pursuant to an applicable exemption from registration, such as the exemption provided by Rule 144 under the Securities Act. An "affiliate" is a person who directly or indirectly controls the Company. Such reoffers or resales may not be made in reliance on the registration statement filed in connection with the shares issued as described in this prospectus. Officers are also subject to the short-swing trading restrictions of Section 16 of the Exchange Act. In addition, all employees are subject to restrictions on sales of their shares under the insider trading rules of the SEC and under the Company's insider trading policy.

Directors' Recommendation

        Our Board unanimously recommends a vote FOR approval of the 2007 Stock Incentive Plan. Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR approval of the 2007 Stock Incentive Plan.

ITEM 3.	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Our Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2008. We are submitting the selection of independent registered public accounting firm for stockholder ratification at the Annual Meeting.

        A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from stockholders.

        Our organizational documents do not require that our stockholders ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate practice. If our stockholders do not ratify the selection, our Audit Committee will reconsider whether to retain Deloitte & Touche LLP, but still may retain them. Even if the selection is ratified, our Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

        Our Audit Committee approves in advance all audit and any non-audit services rendered by Deloitte & Touche LLP to us and our consolidated subsidiaries.

Fees Paid to Independent Registered Public Accounting Firm

        The following table summarizes the aggregate fees, including expenses, for professional services provided by Deloitte & Touche LLP related to the years ended December 31, 2007 and 2006:

	2007	2006
	(in dollars)
Audit Fees(1)	$2,219,853	$1,984,700
Audit Related Fees(2)	$53,000	$50,000
Tax Fees(3)	$325,192	$357,711
All Other Audit Fees	—	—

	$2,598,045	$2,392,411

    (1)
    Audit Fees services include: (i) the audit of our consolidated financial statements included in the Company's Annual Report on Form 10-K and services attendant to, or required by, statute or regulation; (ii) reviews of the interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q; (iii) comfort letters, consents and other services related to SEC and other regulatory filings; and (iv) accounting consultation attendant to the audit. Audit Fees for fiscal 2007 & 2006 also include: (i) auditing services in connection with the IPO.

    (2)
    Audit-Related Fees services include: (i) audits of employee benefit plans and (ii) agreed upon procedures engagements.

    (3)
    Tax Fees services include tax compliance and tax advice. Tax compliance services include non-U.S. federal, state and local income and non-income tax compliance. Tax advice services include: (i) U.S. federal, state and local income and non-income tax advice; and (ii) non-U.S. income and non-income tax advice.

Directors' Recommendation

        Our Board unanimously recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2008. Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR ratification of the appointment.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our equity securities with the SEC. Such directors, executive officers and stockholders are also required to furnish us with copies of all Section 16(a) reports they file. Purchases and sales of our equity securities by such persons are published on our website at www.interactivebrokers.com.

        Based on a review of the copies of such reports, and on written representations from our reporting persons, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and stockholders were complied with during fiscal year 2007.

Other Business

        At the date hereof, there are no other matters that our Board intends to present, or has reason to believe others will present, at the Annual Meeting. If other matters come before the Annual Meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

Stockholder Proposals for 2009 Annual Meeting of Stockholders

        Stockholders who, in accordance with the SEC's Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2009 Annual Meeting of Stockholders must submit their proposals to Paul J. Brody, the Secretary of the Company, at Interactive Brokers Group, Inc., One Pickwick Plaza, Greenwich, CT 06830, on or before January 23, 2009. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

        In accordance with our Bylaws, for a matter not included in our proxy materials to be properly brought before the 2009 Annual Meeting of Stockholders, a stockholder's notice of the matter that the stockholder wishes to present must be delivered to Paul J. Brody, the Secretary of the Company, at Interactive Brokers Group, Inc., One Pickwick Plaza, Greenwich, CT 06830, not less than 120 days prior to the first anniversary of the date of this Proxy Statement. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Bylaws (and not pursuant to the SEC's Rule 14a-8) must be received no later than January 23, 2009.

Stockholder Recommendations for Director Candidates

        Our Nominating and Corporate Governance Committee will consider candidates recommended by stockholders. The policy of our Nominating and Corporate Governance Committee is to consider candidates recommended by stockholders in the same manner as other candidates. See Item 1. Election of Directors for the criteria our Nominating and Corporate Governance Committee utilizes to assess director candidates. Stockholders who wish to submit director candidates for consideration by our Nominating and Corporate Governance Committee for election at our 2009 Annual Meeting of Stockholders may do so by submitting in writing such candidates' names, credentials, contact information and his or her written consent to be considered as a candidate, in compliance with the procedures required by our Bylaws, to Paul J. Brody, the Secretary of the Company, at Interactive Brokers Group, Inc., One Pickwick Plaza, Greenwich, CT 06830, not less than 120 days prior to the first anniversary of the date of this Proxy Statement. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Bylaws must be received no later than January 23, 2009. The proposing stockholder should also include his or her contact information and a statement of his or her share ownership (how many shares owned and for how long). We do not pay any fees to any third parties for assisting us with nominations and evaluations of candidates for director, nor do we obtain such services from third parties.

Important Notice Regarding Delivery of Stockholder Documents

        Under SEC rules, a single package of Notices may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate Notice within the package. This procedure, referred to as "householding," reduces the volume of duplicative information stockholders receive and reduces mailing expenses. Stockholders may revoke their consent to future householding mailings by contacting our Investor Relations Department at 2 Pickwick Plaza, Greenwich, Connecticut 06830, Attn: Investor Relations, telephone: 203-618-4070, e-mail: investor-relations@interactivebrokers.com.

Annex A

INTERACTIVE BROKERS GROUP, INC.

2007 STOCK INCENTIVE PLAN

        1.     PURPOSES OF THE PLAN.    The purposes of the Interactive Brokers Group, Inc. 2007 Stock Incentive Plan (the "Plan") are to further the long-term growth of Interactive Brokers Group, Inc. (the "Company"), to the benefit of its stockholders, by providing incentives to the directors, officers, employees, contractors and consultants of the Company and its subsidiaries who will be largely responsible for such growth, and to assist the Company in attracting and retaining executives of experience and ability on a basis competitive with industry practices. The Plan permits the Company to provide incentive compensation in the form of, or based upon the value of, the Company's Class A common stock, $0.01 par value ("Common Stock"), of the types commonly known as restricted stock, stock appreciation rights and performance shares, as well as other types of equity-based incentive compensation (collectively, the "Awards").

        2.     ADMINISTRATION OF THE PLAN.    The Plan shall be administered by the Compensation Committee of the Board of Directors or such other committee of two or more directors as the Board of Directors of the Company may from time to time designate (the "Committee"). Subject to the provisions of the Plan, the Committee shall have exclusive power to select the officers or other key employees to participate in the Plan, to determine the type, size and terms and conditions of Awards (including, but not limited to, restrictions as to transferability or forfeiture, exercisability or settlement of an Award and waivers or accelerations thereof, based in each case on such considerations as the Committee shall determine) and all other matters to be determined in connection with any Award to be made to each Participant selected, and to determine the time or times when Awards will be granted; provided, however, that if the Committee is not the Compensation Committee of the Board of Directors, then an Award granted hereunder by the Committee to any Participant will be revoked if such Award is not thereafter ratified by the Compensation Committee of the Board of Directors. The Committee's interpretation of the Plan or of any Awards granted thereunder shall be final and binding on all parties concerned, including the Company and any Participant. The Committee shall have the authority, subject to the provisions of the Plan, to correct any defect or supply any omission or reconcile any inconsistency in the Plan, and to adopt, revise and rescind such rules, regulations, guidelines, forms of agreements and instruments relating to the Plan as it may deem necessary or advisable for the administration of the Plan.

        3.     PARTICIPATION.    The Committee shall select from the officers and other key employees of the Company and its subsidiaries (the "Participants") the persons who will receive Awards pursuant to the Plan. The term "subsidiary" shall mean any entity a majority of the total combined voting power of whose equity securities is beneficially owned, directly or indirectly, by the Company and any entity otherwise controlled by the Company, including, without limitation, IBG LLC, a Connecticut limited liability company. Participants may receive multiple Awards under the Plan.

        4.     SHARES OF STOCK SUBJECT TO THE PLAN.    Subject to adjustment as provided in Section 6(a) hereof, 9,200,000 shares of Common Stock may be issued pursuant to Awards under the Plan. Shares to be issued under the Plan may be either authorized but unissued shares of Common Stock or shares of Common Stock held by the Company as treasury shares, including shares acquired by purchase.

        No Award may be granted if the number of shares of Common Stock to which such Award relates, when added to the number of shares of Common Stock previously issued under the Plan and the number of shares of Common Stock which may then be acquired pursuant to other outstanding, unexercised Awards, exceeds the number of shares of Common Stock available for issuance pursuant to the Plan. If any shares of Common Stock subject to an Award are forfeited or such Award is settled in cash or otherwise terminates or is settled for any reason whatsoever without an actual issuance of shares of Common Stock to the Participant, any shares of Common Stock counted against the number of shares of Common Stock available for issuance pursuant to the Plan with respect to such Award shall, to the extent of any such forfeiture, settlement, or termination, again be available for Awards under the Plan; provided, however, that the Committee may adopt procedures for the counting of shares of Common Stock relating to any Award to ensure appropriate counting, avoid double counting, and provide for adjustments in any case in which the number of shares of Common Stock actually distributed differs from the number of shares of Common Stock previously counted in connection with such Award. Notwithstanding anything to the contrary herein, any shares of Common Stock retained by the Company in satisfaction of the Participant's obligation for withholding taxes shall not again be available for issuance as Awards under the Plan.

        5.     AWARDS.

          (a)    General.    Awards under the Plan may include, but need not be limited to, shares of Common Stock that may be subject to certain restrictions and to a risk of forfeiture ("Restricted Stock"), rights to receive the appreciation of Common Stock from the date of grant to the date of exercise ("SARs") and a book-entry unit with an initial value equal to Common Stock on the date of grant ("Performance Shares"). The Committee may also make any other type of Award payable in, or valued in whole or in part by reference to, shares of Common Stock ("Stock-Based Awards") deemed by the Committee to be consistent with the purposes of the Plan. Awards may be granted on the terms and conditions set forth in this Section 5.

          (b)    Vesting, Other Performance Requirements and Forfeiture.    In making Awards under the Plan, the Committee may, on the date of grant or thereafter, (i) specify that the right to exercise, receive, retain and/or transfer such Award shall be conditional upon the fulfillment of specified conditions, including, without limitation, completion of specified periods of service in the employ of the Company or its subsidiaries, and/or the achievement of specified business and/or personal performance goals, and (ii) provide for the forfeiture of all or any portion of any such Awards in specified circumstances. The Committee may also specify by whom and/or in what manner the accomplishment of any such performance goals shall be determined. Notwithstanding the foregoing, the Committee shall retain full power to accelerate or waive any such condition as it may have previously imposed. All Awards shall be evidenced by an Award agreement.

          (c)    Term of Awards.    The term of each Award shall, except as otherwise provided herein, be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any Award exceed a period of ten years from the date of grant.

          (d)    Restricted Stock.    The Committee may grant Restricted Stock to Participants on the following terms and conditions:

              (i)  Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant or thereafter, which restrictions, if any, may lapse separately or in combination at such times, under such circumstances (including, without limitation, upon achievement of performance criteria if deemed appropriate by the Committee), in such installments, or otherwise, as the Committee may determine. Except to the extent restricted under the Award agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a shareholder including, without limitation, the right to vote Restricted Stock and the right to receive dividends (whether in cash or in shares of Common Stock) thereon.

             (ii)  Except as otherwise determined by the Committee, at the date of grant or thereafter, upon termination of employment prior to specific vesting dates, shares of Restricted Stock and any accrued but unpaid dividends that are at that time subject to restrictions shall be forfeited.

            (iii)  Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and, if the Committee so determines, the Company shall retain physical possession of the certificate representing such Restricted Stock (whether or not vested).

          (e)    Stock Appreciation Rights.    The Committee is authorized to grant SARs to Participants on the following terms and conditions:

              (i)  A SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Common Stock on the date of exercise over (B) the Fair Market Value of one share of Common Stock on the date of grant of the SAR (the "Grant Value"). For purposes of the Plan, the term "Fair Market Value" is the mean of the high and low sales prices of the Common Stock on the relevant date as reported on the stock exchange or market on which the Common Stock is primarily traded, or, if no sale is made on such date, then Fair Market Value is the weighted average of the mean of the high and low sales prices of the Common Stock on the next preceding day and the next succeeding day on which such sales were made as reported on the stock exchange or market on which the Common Stock is primarily traded.

             (ii)  The Committee shall determine the time or times at which a SAR may be exercised in whole or in part, the method of exercise, method of settlement, form of consideration payable in settlement, the method by which shares of Common Stock will be delivered or deemed to be delivered to Participants, and any other terms and conditions of any SAR.

          (f)    Performance Shares.    The Committee is authorized to grant Awards of Performance Shares to Participants with a value equal to the Fair Market Value of one share of Common Stock on the date of grant. An Award of Performance Shares shall vest and become payable to a Participant after a specified period of continued employment with the Company or a subsidiary or upon the achievement of specified performance goals, as determined by the Committee. Settlement of Performance Shares shall be made in cash or shares of Common Stock or any combination thereof, as determined by the Committee.

          (g)    Other Stock-Based Awards.    The Committee is authorized, subject to limitations under applicable law, to grant to Participants Stock-Based Awards, in addition to those provided in Sections 5(d), (e) and (f) hereof, as deemed by the Committee to be consistent with the purposes of the Plan, including Stock-Based Awards granted in substitution for any other right of a Participant to receive payment of compensation from the Company or a subsidiary. The Committee shall determine the terms and conditions of such Awards.

          (h)    Cash Payments.    The Committee is authorized, subject to limitations under applicable law, to grant to Participants cash payments, including cash payments of dividend equivalents with respect to a specified number of shares of Common Stock, whether awarded separately or as a supplement to any other Award. The Committee shall determine the terms and conditions of such cash payment Awards.

          (i)    Certain Qualifying Awards.    The Committee, in its sole discretion, may grant an Award to any Participant with the intent that such award qualifies as "performance-based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended ("Code") (a "Qualifying Award"). The right to receive or retain any award granted as a Qualifying Award (other than a

  SAR) shall be conditional upon the achievement of specified performance goals during a calendar year or such other period (a "Performance Period") as may be established by the Committee. Performance goals shall be established in writing by the Committee prior to the beginning of each Performance Period, or at such other time no later than such time as is permitted by the applicable provisions of the Code. Such performance goals, which may vary from Participant to Participant and Award to Award, shall be based upon the attainment of specific amounts of, or increases in, one or more of the following: the Fair Market Value of Common Stock, revenues, operating income, cash flow, earnings before income taxes, net income, earnings per share, stockholders' equity, return on equity, underwriting profits, compound growth in net loss and loss adjustment expense reserves, loss ratio or combined ratio of the Company's insurance businesses, operating efficiency or strategic business objectives consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions or divestitures, all whether applicable to the Company or any relevant subsidiary or business unit or entity in which the Company has a significant investment, or any combination thereof as the Committee may deem appropriate. Each performance goal may be expressed on an absolute and/or relative basis, may be based on, or otherwise employ, comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies, may provide for the inclusion, exclusion or averaging of specified items in whole or in part, such as catastrophe losses, realized gains or losses on strategic investments, discontinued operations, extraordinary items, accounting changes, and unusual or nonrecurring items, and, in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders' equity and/or shares outstanding, assets or net assets. Prior to the payment of any Award granted as a Qualifying Award, the Committee shall certify in writing that the performance goals were satisfied. The maximum number of shares of Common Stock with respect to which Qualifying Awards may be granted to any Participant in any calendar year shall be 1,000,000 shares of Common Stock, subject to adjustment as provided in Section 6(a) hereof.

          (j)    Form of Payment.    Subject to the terms of the Plan and any applicable Award agreement, payments or transfers to be made under the Plan upon the grant or exercise of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, shares of Common Stock, other Awards, or other property, and may be made in a single payment or transfer, or on a deferred basis. The Committee may, whether at the time of grant or at any time thereafter prior to payment or settlement, permit (subject to the requirements of applicable law and any conditions as the Committee may from time to time establish) a Participant to elect to defer receipt of all or any portion of any payment of cash or shares of Common Stock that would otherwise be due to such Participant in payment or settlement of an Award under the Plan. (Such payments may include, without limitation, provisions for the payment or crediting of reasonable interest in respect of deferred payments credited in cash, and the payment or crediting of dividends in respect of deferred amounts credited in Common Stock equivalents.)

          (k)    Exchange and Buy Out Provisions; Limitation on Repricing.    The Committee may at any time offer to exchange or buy out any previously granted Award for a payment in cash, shares of Common Stock, other Awards, or other property based on such terms and conditions as the Committee shall determine and communicate to a Participant at the time that such offer is made. Notwithstanding the foregoing, unless such action is approved by the Company's stockholders, the Grant Value of a SAR may not be reduced (except pursuant to Section 6), nor may a SAR be cancelled and a new SAR granted in consideration therefore (whether for the same or a different number of shares) issued at a Grant Value less than the Grant Value of the SAR cancelled.

        6.     DILUTION AND OTHER ADJUSTMENTS.

          (a)    Changes in Capital Structure.    In the event of any corporate transaction involving the Company (including, without limitation, any subdivision or combination or exchange of the outstanding shares of Common Stock, stock dividend, stock split, spin-off, split-off, recapitalization, capital reorganization, liquidation, reclassification of shares of Common Stock, merger, consolidation, extraordinary cash distribution, or sale, lease or transfer of substantially all of the assets of the Company), the Board of Directors of the Company shall make such equitable adjustments as it may deem appropriate in the Plan and the Awards thereunder, including, without limitation, an adjustment in (i) the total number of shares of Common Stock which may thereafter be issued pursuant to Awards under the Plan, (ii) the number of shares of Common Stock with respect to which Qualifying Awards may be granted to any Participant in any calendar year under Section 5(i) hereof, and (iii) the Grant Price or other price or value at the time of grant relating to any Award. Moreover, in the event of any such transaction, the Board of Directors of the Company may provide in substitution for any or all outstanding Awards under the Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced. Agreements evidencing Awards may include such provisions as the Committee may deem appropriate with respect to the adjustments to be made to the terms of such Awards upon the occurrence of any of the foregoing events.

          (b)    Tender Offers and Exchange Offers.    In the event of any tender offer or exchange offer, by any person other than the Company, for shares of Common Stock, the Committee may (i) make such adjustments in outstanding Awards and authorize such further action as it may deem appropriate to enable the recipients of outstanding Awards to avail themselves of the benefits of such offer, including, without limitation, acceleration of the payment of outstanding Awards payable, in whole or in part, in shares of Common Stock and/or (ii) cancel any outstanding Award and cause the holder thereof to be paid, in cash or shares of Common Stock, or any combination thereof, the value of such Award based upon the price per share of Common Stock received or to be received by other shareholders of the Company in the tender offer or exchange offer.

          (c)    Limits on Discretion to Make Adjustments.    Notwithstanding any provision of this Section 6 to the contrary, no adjustment shall be made in any outstanding Qualifying Awards to the extent that such adjustment would adversely affect the status of that Qualifying Award as "performance-based compensation" under Section 162(m) of the Code.

        7.     MISCELLANEOUS PROVISIONS.

          (a)    Right to Awards.    No employee or other person shall have any claim or right to be granted any Award under the Plan.

          (b)    Rights as Stockholders.    A Participant shall have no rights as a holder of Common Stock by reason of Awards under the Plan, unless and until shares of Common Stock are actually issued to the Participant.

          (c)    No Assurance of Employment.    Neither the Plan nor any action taken thereunder shall be construed as giving any employee any right to be retained in the employ of the Company or any subsidiary.

          (d)    Costs and Expenses.    All costs and expenses incurred in administering the Plan shall be borne by IBG LLC.

          (e)    Unfunded Plan.    The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund nor to make any other segregation of assets to assure the payment of any Award under the Plan.

          (f)    Withholding Taxes.    The Company is authorized to withhold from any Award granted and any payment relating to an Award under the Plan, including from a distribution of Common Stock or any payroll or other payment to a Participant amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive shares of Common Stock or other property, to make payment of an Award net of a Participant's withholding taxes and other tax obligations and to make cash payments in respect thereof in satisfaction of a Participant's tax obligations. Withholding of taxes in the form of shares of Common Stock issued pursuant to an Award (including any net payments) shall not occur at a rate that exceeds the minimum required statutory federal and state withholding rates.

          (g)    Limits on Transferability.    No Awards under the Plan nor any rights or interests therein shall be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of a Participant to, any party, other than the Company or any subsidiary, nor shall such Awards or any rights or interests therein be assignable or transferable by the recipient thereof except, in the event of the recipient's death, to his designated beneficiary as hereinafter provided, or by will or the laws of descent and distribution. During the lifetime of the recipient, Awards under the Plan requiring exercise shall be exercisable only by such recipient or by the guardian or legal representative of such recipient. Notwithstanding the foregoing, the Committee may, in its discretion, provide that Awards granted pursuant to the Plan be transferable, without consideration, to a Participant's immediate family members (i.e., children, grandchildren or spouse), to trusts for the benefit of such immediate family members and to partnerships in which such family members are the only partners. The Committee may impose such terms and conditions on such transferability as it may deem appropriate.

          (h)    Beneficiary.    Any payments on account of Awards under the Plan to a deceased Participant shall be paid to such beneficiary as has been designated by the Participant in writing to the Secretary of the Company or, in the absence of such designation, according to the Participant's will or the laws of descent and distribution.

          (i)    Nature of Benefits.    Awards under the Plan, and payments made pursuant thereto, are not a part of salary or base compensation.

          (j)    No Fractional Shares.    No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award. In the case of Awards to Participants, the Committee shall determine whether cash or other property shall be issued or paid in lieu of such fractional shares, or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

          (k)    Compliance with Legal Requirements.

              (i)  The obligation of the Company to issue shares of Common Stock hereunder shall be subject to the satisfaction of all applicable legal and securities exchange requirements, including, without limitation, the provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The Company shall endeavor to satisfy all such requirements in such a manner to permit the issuance and delivery of shares of Common Stock under the Plan.

             (ii)  The Committee may require, as a condition to the right to receive shares of Common Stock pursuant to any Award, that the Company receive from the Participant, at the time any such Award is exercised, vests or any applicable restrictions lapse, representations, warranties and agreements to the effect that the shares are being purchased or acquired by the Participant for investment only and without any present intention to sell or otherwise distribute such shares and that the Participant will not dispose of such shares in transactions which, in the opinion of counsel to the Company, would violate the registration provisions of the Securities Act of 1933, as then amended, and the rules and regulations thereunder. The certificates issued to evidence such shares shall bear appropriate legends summarizing such restrictions on the disposition thereof.

          (l)    Discretion.    In exercising, or declining to exercise, any grant of authority or discretion hereunder, the Committee may consider or ignore such factors or circumstances and may accord such weight to such factors and circumstances as the Committee alone and in its sole judgment deems appropriate and without regard to the effect such exercise, or declining to exercise such grant of authority or discretion, would have upon the affected Participant, any other Participant, any employee, the Company, any Subsidiary, any stockholder or any other person.

        8.     AMENDMENT OR TERMINATION OF THE PLAN.    The Board of Directors of the Company, without the consent of any Participant, may at any time terminate or from time to time amend the Plan in whole or in part; provided, however, that, subject to Section 6 hereof, no such action shall materially and adversely affect any rights or obligations with respect to any Awards theretofore made under the Plan; and provided, further, that no amendment, without approval of the holders of Common Stock by an affirmative vote of a majority of the shares of Common Stock voted thereon in person or by proxy, shall (i) increase the aggregate number of shares subject to the Plan (other than increases pursuant to Section 6 hereof), (ii) extend the maximum term of Awards under the Plan or the Plan itself, (iii) decrease the price at which SARs may be granted under the Plan (other than decreases pursuant to Section 6 hereof) to less than Fair Market Value at the time of grant, or (iv) make any other change that would require stockholder approval pursuant to the terms of the Plan or under any regulatory requirement applicable to the Plan (including as necessary to comply with any applicable stock exchange listing requirement). Subject to Section 6 hereof, with the consent of the Participants affected, the Committee may amend outstanding agreements evidencing Awards under the Plan in any manner not inconsistent with the terms of the Plan.

        9.     EFFECTIVE DATE AND TERM OF PLAN.    The Plan shall become effective when adopted by the Board of Directors, provided that the Plan is approved by the stockholders of the Company at the annual meeting of stockholders next following the adoption of the Plan by the Board of Directors, and no Award shall become exercisable, realizable or vested prior to such annual meeting. If the Plan is not so approved by the stockholders at the next annual meeting, all Awards theretofore granted shall be null and void. The Plan shall terminate at the close of business on the tenth anniversary of the date the Plan was adopted by the Board of Directors, unless sooner terminated by action of the Board of Directors of the Company. No Award may be granted hereunder after termination of the Plan, but such termination shall not affect the validity of any Award then outstanding.

        10.   LAW GOVERNING.    The validity and construction of the Plan and any agreements entered into thereunder shall be governed by the laws of the State of Delaware without giving effect to principles of conflict of laws.

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DESIGNATION (IF ANY)
ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE
BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Standard Time, on July 8, 2008.
Vote by Internet • Log on to the Internet and go to www.envisionreports.com/IBKR • Follow the steps outlined on the secured website.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

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Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Against	Abstain				For	Against	Abstain		For	Against	Abstain

	01 - Thomas Peterffy	☐	☐	☐	02 - Earl H. Nemser			☐	☐	☐	03 - Paul J. Brody	☐	☐	☐

	04 - Milan Galik	☐	☐	☐	05 - Lawrence E. Harris			☐	☐	☐	06 - Hans R. Stoll	☐	☐	☐

	07 - Ivers W. Riley	☐	☐	☐
					For	Against	Abstain					For	Against	Abstain
2. Approval of the 2007 Stock Incentive Plan.					☐	☐	☐		3. Ratification of Appointment of Independent Registered Public Accounting Firm (Deloitte & Touche LLP).			☐	☐	☐

Non-Voting Items
Change of Address — Please print new address below.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

C 1234567890 7 2 A M	J N T 0 1 8 2 3 9 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

<STOCK#>     00WWIB

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

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Proxy — INTERACTIVE BROKERS GROUP, INC.

Notice of 2008 Annual Meeting of Stockholders

l’escale

500 Steamboat Road

Greenwich, CT 06830

Proxy Solicited by Board of Directors for Annual Meeting — July 8, 2008

Thomas Peterffy, Earl H. Nemser and Paul J. Brody, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Interactive Brokers Group, Inc. to be held on July 8, 2008 at 9:30 a.m. EST or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all the nominees for Directors, FOR the Approval of the 2007 Stock Incentive Plan and FOR Ratification of Appointment of Independent Registered Public Accounting Firm (Deloitte & Touche LLP).

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

QuickLinks

INTERACTIVE BROKERS GROUP, INC. One Pickwick Plaza Greenwich, Connecticut 06830
INTERACTIVE BROKERS GROUP, INC. One Pickwick Plaza Greenwich, Connecticut 06830 Notice of 2008 Annual Meeting of Stockholders
TABLE OF CONTENTS
INTERACTIVE BROKERS GROUP, INC. One Pickwick Plaza Greenwich, Connecticut 06830
INTRODUCTION
VOTING INSTRUCTION AND INFORMATION
  ITEM 1. ELECTION OF DIRECTORS
  ITEM 2. APPROVAL OF THE 2007 STOCK INCENTIVE PLAN
OTHER MATTERS
  Annex A
INTERACTIVE BROKERS GROUP, INC. 2007 STOCK INCENTIVE PLAN